Exhibit T3E.1

Offering Memorandum

$184,250,000

Ohio Casualty Corporation

Exchange Offer for all Outstanding

5.00% Convertible Notes due 2022

(CUSIP Nos. 677240AB9 and 677240AC7)

The Exchange Offer will expire at 12:00 midnight, New York City time, on

March 21, 2005 unless extended or earlier terminated by us (the “Expiration Date”).

Terms of the Exchange Offer

We are offering to exchange new 5.00% Convertible Notes due 2022 (“new notes”) for all of our currently outstanding 5.00% Convertible Notes due 2022 (“old notes”).

The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes will include a net share settlement feature which will require us upon conversion to pay cash up to the principal amount of the new notes and pay any conversion consideration in excess of the principal amount in common shares. The new notes will have the same financial terms and covenants as the old notes, and will be subject to the same business and financial risks.

Subject to the satisfaction or waiver of specified conditions described in this offering memorandum and the related Letter of Transmittal (which together constitute the “Exchange Offer”), we will exchange the new notes for all old notes that are validly tendered and not withdrawn by you at any time prior to the Expiration Date as described in this offering memorandum. If the Exchange Offer is consummated, holders who tender their old notes and do not withdraw them prior to the consummation will receive an exchange fee in cash in an amount equal to 0.35% of the principal amount of the old notes that they tender. Each $1,000 of old notes tendered will be exchanged for $1,000 principal amount of new notes.

Any outstanding old notes not validly tendered will not contain these additional terms and such holders will not receive an exchange fee.

The new notes will be freely transferable and not subject to any transfer restrictions. Similarly, all of our common shares issuable upon conversion of the new notes will be freely transferable and not subject to any transfer restrictions. We plan to redeem all or a portion of the new notes and the old notes, to the extent any remain outstanding, shortly after the completion of this Exchange Offer.

The new notes will not be listed on any securities exchange or included in any automatic quotation system.

We will not receive any proceeds for the exchange. We reserve the right to extend or terminate the Exchange Offer, in our sole discretion, and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of old notes and, as more fully explained in this offering memorandum, is subject to customary conditions.

We are not asking you for a proxy and you are requested not to send us a proxy.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 19 OF THIS OFFERING MEMORANDUM BEFORE DECIDING TO TENDER YOUR OLD NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offering memorandum is February 22, 2005

You should rely only on the information contained in this offering memorandum or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transaction we discuss in this offering memorandum. If you receive information about these matters that is not included in this offering memorandum, you must not rely on that information. This offering memorandum does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the Exchange Offer to holders in such jurisdiction. The information in this document may only be accurate on the date of this document.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any

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responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering memorandum, other than those contained in this offering memorandum (including the documents incorporated by reference into this offering memorandum). If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering memorandum does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the Exchange Offer to holders in such jurisdiction.

This offering memorandum is submitted to holders for informational use solely in connection with their consideration of the Exchange Offer described in this offering memorandum. Its use for any other purpose is not authorized. The offering memorandum may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this offering memorandum is correct as of the date hereof and neither the delivery of this offering memorandum nor the consummation of the Exchange Offer shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder regarding the legality of an investment in the new notes under any applicable legal investment or similar laws or regulations. The contents of this offering memorandum are not to be construed as legal, business or tax advice. Holders should consult their own attorney, business advisor or tax advisor as to legal, business or tax advice with respect to the Exchange Offer.

All inquiries relating to this offering memorandum and the Exchange Offer should be directed to MacKenzie Partners, Inc., the information agent for the Exchange Offer, at one of the telephone numbers or the address listed on the back cover page of this offering memorandum. Questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your old notes should be directed to HSBC Bank USA, N.A., the exchange agent, at the telephone number or the address listed on the back cover page of this offering memorandum. Requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the enclosed Letter of Transmittal and Notice of Guaranteed Delivery may be directed to either the information agent or the exchange agent at the respective telephone numbers and addresses listed on the back cover page of this offering memorandum.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC (SEC file number: 000-05544). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov.

We “incorporate by reference” information into this offering memorandum, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this offering memorandum, except to the extent that the information is superseded by information in this offering memorandum. This offering memorandum incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2003; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004; Current Reports filed on Form 8-K dated January 27, 2004, March 12, 2004, March 15, 2004, April 7, 2004, May 10, 2004, June 25, 2004, June 30, 2004, August 19, 2004, August 25, 2004, September 17, 2004, September 30, 2004 and January 14, 2005. The information contained under Item 5 of the Current Report on Form 8-K filed on February 11, 2004 is also incorporated herein by reference.

We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this offering memorandum and the earlier of the Expiration Date or termination of this Exchange Offer, including our Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the SEC prior to March 15, 2005. The information contained in any of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2004, will be considered part of this offering memorandum from the date these documents are filed.

Any statement contained in this offering memorandum or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this offering memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering memorandum.

If you would like to receive a copy of any document incorporated by reference into this offering memorandum (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this offering memorandum), you should call or write to Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, Attention: Secretary (telephone (513) 603-2400). We will provide these documents, without charge, by first class mail.

Our common shares are quoted on the Nasdaq National Market. Our reports, proxy statements and other information we file with the SEC can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This offering memorandum (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to the financial condition, results of operations, plans, objectives, future performance and business of Ohio Casualty, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “targets,” “projects,” “should” or similar expressions. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among other factors:

•	our ability to underwrite risks accurately;

•	our ability to attract and retain employees, managers and executives;

•	legal restrictions in the states where our insurance subsidiaries are domiciled;

•	catastrophe losses; and

•	the occurrence of war, terrorism and political instability.

As a result of these and other factors, we cannot assure you that the events described in forward-looking statements will in fact occur or occur within the time frames described. We assume no obligation or duty to update any of the forward-looking statements included in this offering memorandum except to the extent required by law.

SUMMARY TERM SHEET

The following are some of the questions you may have as a holder of the old notes and the answers to those questions. You should refer to the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the Exchange Offer.

Q:	Who is making the Exchange Offer?

A:	Ohio Casualty Corporation, the issuer of the old notes, is making the Exchange Offer.

Q:	Why are we making the Exchange Offer?

A:	The purpose of the Exchange Offer is to change certain terms of the old notes by completing the Exchange Offer and thereby have new notes outstanding that will include a net share settlement feature which will require us upon conversion to pay cash up to the principal amount of the new notes and pay any conversion consideration in excess of the principal amount in common shares. We believe that this net share settlement modification will enable us to facilitate, in the most economical manner, the redemption of the new notes, which we believe will allow us to achieve our target capital structure. The net share settlement provision will also allow us to reduce the share dilution associated with conversion of the new notes.

Q:	When will the Exchange Offer expire?

A:	The Exchange Offer will expire at 12:00 midnight New York City time, on March 21, 2005, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer. We may terminate the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions” occurs, or the occurrence thereof has not been waived by us in our sole discretion.

Q:	What will you receive in the Exchange Offer if you tender your old notes and they are accepted?

A:	For each $1,000 principal amount of old notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal, receive $1,000 principal amount of new notes. You will also receive, if the Exchange Offer is consummated and you do not withdraw your tender of old notes before the Expiration Date, an exchange fee in cash in an amount equal to 0.35% of the principal amount of the old notes as soon as practicable after the consummation of the Exchange Offer. Interest on the new notes will accrue from the last date on which interest was paid on the old notes. Interest on the new notes is payable semiannually on March 19 and September 19 commencing September 19, 2005. However, we currently intend to redeem both the new notes as well as any old notes that remain outstanding, prior to that date.

Q:	If the Exchange Offer is consummated but you do not tender your old notes, how will your rights be affected?

A:	If you do not exchange your old notes in this Exchange Offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes.

Q:	What amount of old notes are we seeking in the Exchange Offer?

A:	We are seeking to exchange all $184,250,000 in aggregate principal amount of our outstanding old notes.

Q:	Will we exchange all of the old notes validly tendered?

A:	Yes. We will exchange all of the old notes validly tendered pursuant to the terms of the Exchange Offer.

Q:	What are the conditions to the completion of the Exchange Offer?

A:	The Exchange Offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, we must not have terminated or withdrawn the Exchange Offer. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered old notes. Prior to the Expiration Date, we reserve the right to terminate, withdraw or amend the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions” occur, or the occurrence thereof has not been waived by us in our sole discretion. We describe the conditions to the Exchange Offer in greater detail in the section titled “The Exchange Offer—Conditions.”

Q:	Who may participate in the Exchange Offer?

A:	All holders of the old notes may participate in the Exchange Offer.

Q:	Do you have to tender all of your old notes to participate in the Exchange Offer?

A:	No. You do not have to tender all of your old notes to participate in the Exchange Offer. Old notes accepted in the exchange will be retired and cancelled.

Q:	Will the new notes have registration rights similar to the old notes?

A:	The new notes do not need registration rights since they will be freely transferable and not subject to any transfer restrictions. All of the old notes are freely transferable, either because they have been resold pursuant to a resale shelf registration statement or because they have been held by non-affiliates of Ohio Casualty for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act of 1933. Accordingly, all of the new notes issued in this exchange offer will be freely transferable and will be represented by a single unrestricted CUSIP number. Similarly, our common shares issuable upon conversion of the new notes will be freely transferable and not subject to any transfer restrictions.

Q:	Will the new notes be listed?

A:	We have not applied and do not intend to apply for listing or quotation of the new notes on any securities exchange.

Q:	What risks should you consider in deciding whether or not to tender your old notes?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting Ohio Casualty, the insurance industry, the new notes and our common shares described in the section of this offering memorandum entitled “Risk Factors,” beginning on page 19 and the documents incorporated by reference into this offering memorandum.

Q:	How do you participate in the Exchange Offer?

A:	In order to exchange old notes, you must tender the old notes together with a properly completed Letter of Transmittal and the other agreements and documents described in the Letter of Transmittal. If you own old notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the Letter of Transmittal on how to instruct them to tender the old notes on your behalf, as well as submit a Letter of Transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the Exchange Offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering.”

Q:	May you withdraw your tender of old notes?

A:	Yes. You may withdraw any tendered old notes at any time prior to 12:00 midnight, New York City time, on the Expiration Date of the Exchange Offer. However, if you withdraw your tender of the old notes prior to the Expiration Date, you will not receive the exchange fee.

Q:	What happens if your old notes are not accepted in the Exchange Offer?

A:	If we do not accept your old notes for exchange for any reason, the old notes tendered by book entry transfer into the account of HSBC Bank USA, N.A., our exchange agent, at The Depository Trust Company will be credited to your account at DTC.

Q:	If you decide to tender your old notes, will you have to pay any fees or commissions to us or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the transfer of old notes pursuant to the Exchange Offer. Additionally, we will pay all other expenses related to the Exchange Offer, except any commissions or concessions of any broker or dealer.

Q:	Will you be subject to tax on your receipt of the exchange fee?

A:	The receipt of the exchange fee will generally be subject to tax as ordinary income to holders participating in the Exchange Offer.

Q:	Will you be subject to tax on your exchange of old notes for new notes pursuant to the Exchange Offer?

A:	The exchange of old notes for new notes should not be a taxable exchange for United States federal income tax purposes. See the section of the offering memorandum entitled “Certain United States Federal Income Tax Consequences.”

Q:	Has the board of directors or any committee of the board of directors adopted a position on the Exchange Offer?

A:	Our finance committee of the board of directors, pursuant to the authority delegated to them by the board of directors, approved the making of the Exchange Offer. However, our finance committee does not make any recommendation as to whether you should tender old notes and, if so, how many old notes to tender. In making your decision, we urge you to carefully read this document and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in the section of this offering memorandum entitled “Risk Factors.”

Q:	What are the other benefits to us of the exchange offer?

A:	We expect there to be potential accounting and tax benefits to us with new notes relative to old notes:

•	The reduction to share dilution associated with net share settlement upon conversion of the new notes may result in enhanced reported earnings per share results.

•	Prior to potential conversions of the new notes, we may be able to use the “treasury stock equivalent” method of diluted earnings per share accounting under EITF 90-19 for the new notes, which would result in enhanced reported diluted earnings per share results.

•	The settlement upon conversion of the principal amount of the new notes in cash would allow for us not to lose the deductions, for tax purposes, on the unamortized issuance costs that we would lose upon a share-settled conversion under the old notes.

Q:	Who can you call with questions about how to tender your old notes?

A:	You should direct any questions regarding procedures for tendering old notes and requests for additional copies of this offering memorandum, the Letter of Transmittal or the documents incorporated by reference in this offering memorandum to MacKenzie Partners, Inc., our information agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Information Agent.”

Q:	Where should you send your Letter of Transmittal and other required documents?

A:	You should send your Letter of Transmittal and other required documents to our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

Q:	When can your new notes be redeemed?

A:	We are permitted under the terms of the new notes to redeem all or a portion of the new notes on or after March 23, 2005 at the redemption prices described in this offering memorandum, plus accrued and unpaid interest. See “Description of the New Notes—Optional Redemption by Ohio Casualty.” We plan to redeem all or a portion of the new notes as well as any old notes that remain outstanding, shortly after the completion of this Exchange Offer.

SUMMARY

This summary is not complete and does not contain all the information you should consider. You should read this entire offering memorandum carefully, including without limitation, the documents incorporated by reference in this offering memorandum and the section entitled “Risk Factors” beginning on page 19 and in such documents incorporated by reference. In this offering memorandum, unless the context requires otherwise: (a) “OCC,” “Ohio Casualty,” and “we,” “us” and “our” refer to Ohio Casualty Corporation, (b) “The Group” refers to the six direct and indirect insurance subsidiaries of OCC, (c) “OCIC” refers to The Ohio Casualty Insurance Company, (d) “West American” refers to West American Insurance Company, (e) “Ohio Security” refers to Ohio Security Insurance Company, (f) “American Fire” refers to American Fire and Casualty Company, (g) “Avomark” refers to Avomark Insurance Company and (h) “OCNJ” refers to Ohio Casualty of New Jersey, Inc.

Our Company

We are a holding company that engages, through our direct and indirect subsidiaries, primarily in the business of property and casualty insurance offered through independent agents. Our insurance subsidiaries include The Ohio Casualty Insurance Company, West American Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, Avomark Insurance Company, and Ohio Casualty of New Jersey, Inc. These six insurance companies form the Ohio Casualty Group. We were incorporated in Ohio on August 25, 1969. With our predecessors, we have been engaged in the property and casualty insurance business since 1919.

Through our insurance subsidiaries, we provide a wide range of commercial, specialty and personal property and casualty insurance products to businesses, individuals, associations and government units in targeted geographic regions. The commercial lines business, or Commercial Lines, which accounted for 57% of net premiums written in the year ended December 31, 2004, includes primarily commercial multi-peril, general liability, workers’ compensation, commercial automobile and property, including fire and allied lines. The specialty lines business, or Specialty Lines, which accounted for 9.3% of the net premiums written in the year ended December 31, 2004, includes commercial umbrella and fidelity and surety. The personal lines business, or Personal Lines, which accounted for 33.7% of net premiums written in the year ended December 31, 2004, primarily includes personal automobile and homeowners’ insurance sold to individuals.

We distribute our products through independent agents. Given our sole focus on independent agent distribution, we continue to emphasize and implement strategies that further improve agent productivity and penetration levels. As of December 31, 2004, we had an active relationship with approximately 5,300 agents. In 2004, key agents, which refers to certain agents that meet established profitability and production targets, generated approximately 40% of gross premiums written.

Our Strategy

In September 2003, we announced our corporate strategic plan for the 2004-2006 time frame. The plan brings together five broad objectives to help achieve our vision of being a leading super regional property and casualty carrier providing a broad range of products and services through independent agents and brokers. These broad objectives include the ability to generate above market growth, produce competitive loss ratios, create a competitive expense structure, achieve a competitive return on equity and improve credit ratings and financial flexibility. We believe that we will be able to achieve our objectives through strong agency relationships, especially with key agents, and technology platforms that will provide superior operating flexibility. Technology is being leveraged to make it easier for agents to do business with the Group and to increase pricing and improve underwriting.

Recent Developments

On February 9, 2005 we issued an earnings release announcing the following results for our fourth quarter ended December 31, 2004, compared with the same period of the prior year:

•	Net income of $56.9 million, or $0.82 per diluted share, versus $27.7 million, or $0.42 per diluted share;

•	A statutory combined ratio of 95.0% for all lines, a 9.7 point improvement; and

•	Operating income of $43.7 million versus $25.2 million, an $18.5 million or 73.4% increase.

Results for the full year ended 2004 compared with 2003 included:

•	Net income of $128.4 million, or $1.89 per diluted share, versus $75.8 million, or $1.18 per diluted share;

•	A statutory combined ratio of 98.4% for all lines, a 7.7 point improvement; and

•	Operating income of $115.1 million versus $52.5 million, a $62.6 million or 119.2% increase.

The major components of net income contained in such earnings release are summarized in the table below:

	Three Months Ended December 31,		Year Ended December 31,
Summary Income Statement	2004	2003	2004	2003
	($ in millions, except per share data)
	(unaudited)
Premiums and finance charges earned	$361.7	$363.5	$1,446.8	$1,424.4
Investment income less expenses	57.2	53.1	201.2	208.7
Investment gains realized, net	20.4	3.9	23.0	35.9

Total revenues	$439.3	$420.5	$1,671.0	$1,669.0

Losses and benefits for policyholders	$173.8	$210.0	$777.6	$852.5
Loss adjustment expenses	42.1	46.7	158.7	174.9
Underwriting expenses	128.5	122.6	504.8	503.2
Corporate and other expenses	12.4	6.5	43.4	30.8

Total expenses	$356.8	$385.8	$1,484.5	$1,561.4

Income tax expense:
On investment gains realized	$7.1	$1.4	$8.0	$12.6
On all other income	18.5	5.6	48.5	19.2

Total income tax expense	$25.6	$7.0	$56.5	$31.8
Cumulative effect of an accounting change	$—	$—	$(1.6)	$—

Net income	$56.9	$27.7	$128.4	$75.8

Average shares outstanding—diluted	71,941,641	70,633,323	71,508,519	70,224,196
Net income, per share—diluted	$0.82	$0.42	$1.89	$1.18

In connection with the adoption of Emerging Issues Task Force (“EITF”) Consensus 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” in the fourth quarter of 2004, we restated the average shares outstanding-diluted and net income per share-diluted for the three months and full year ended December 31, 2003. The net effect of this restatement reduced net income per share-diluted by $0.03 and $0.06, for the three months and full year ended December 31, 2003, respectively. The effect on net income per share of this restatement and for current year presentation was determined using the “if-converted” methodology prescribed in SFAS No. 128.

Consolidated before-tax net investment income for the fourth quarter 2004 increased $4.1 million over the same period in 2003. This increase was a result of a $7.4 million favorable amortization adjustment on certain fixed income securities, with $4.3 million of this adjustment representing a reclassification from realized gains. This favorable adjustment was partially offset by reinvestment yields that are below our average portfolio yield and our portfolio shift into tax exempt securities. This shift in the investment portfolio will reduce before-tax net investment income; however, it correspondingly lowers our effective tax rate, therefore maximizing our after-tax income.

Statutory Results

Insurance industry regulators require our subsidiaries to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

Statutory net written premiums for our commercial lines segment increased for the quarter driven by improved pricing and higher policy renewal rates. Specialty lines net written premiums declined in the fourth quarter as commercial umbrella market pricing fell below acceptable levels resulting in lower new business production. In addition, underwriting actions led to lower renewal rates in the commercial umbrella line. These declines were partially offset by growth in the fidelity and surety product line. Personal lines net written premiums also declined for the quarter, primarily as a result of a $2 million return of premium related to a North Carolina rate case settlement.

All three operating segments achieved underwriting profitability in the fourth quarter with improvements concentrated in their loss ratios and driven by underwriting and pricing actions. Commercial and personal lines were significantly more profitable over the same period last year due to improved underwriting quality, higher pricing adequacy and slightly favorable reserve development compared with significant adverse reserve development in 2003. The significant improvement in personal lines was made despite a 4.2 point increase in catastrophe losses and the 4.8 point charge related to the surplus guarantee accrual on the sale of our New Jersey personal auto business to Proformance Insurance Company (Proformance). The maximum amount that may be required under the Proformance agreement has now been accrued. The specialty lines result was very strong at a 95.1% combined ratio for the quarter, including 5.3 points of favorable prior year reserve development compared to 21.9 points of favorable development in the same period last year. Based upon the nature of the specialty lines business and our premium volumes for this segment, the specialty lines combined ratio is subject to more volatility compared to our other product lines.

Statutory Net Premiums Written

The table below summarizes net premiums written for our operating segments:

Statutory Net Premiums Written	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
	($ in millions) (unaudited)
Commercial Lines	$192.4	$180.7	6.5	$828.2	$792.6	4.5
Specialty Lines	32.9	40.3	(18.4)	135.5	164.9	(17.8)
Personal Lines	117.2	120.1	(2.4)	490.2	484.1	1.3

All Lines	$342.5	$341.1	0.4	$1,453.9	$1,441.6	0.8

Statutory Combined Ratio

The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and LAE ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net premiums written. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis.

The table below summarizes combined ratio results by business unit:

	Three Months Ended December 31,		Year Ended December 31,
Statutory Combined Ratio	2004	2003	2004	2003
	(unaudited)
Commercial Lines	96.2%	119.0%	99.3%	112.3%
Specialty Lines	95.1%	60.9%	97.2%	77.2%
Personal Lines	93.3%	97.0%	97.6%	105.6%

All Lines	95.0%	104.7%	98.4%	106.1%

Loss and LAE Development

The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	($ in millions) (unaudited)
Statutory net liabilities, beginning of period	$2,188.7	$2,118.3	$2,128.9	$2,078.7
Increase/(decrease) in provision for prior accident year claims	$(5.9)	$24.4	$(21.7)	$34.1
Increase/(decrease) in provision for prior accident year claims as % of premiums earned	(1.6)%	6.7%	(1.4)%	2.4%

Other Highlights

For the fourth quarter of 2004 compared to the fourth quarter of 2003:

•	Catastrophe losses increased to $5.4 million from $2.6 million.

•	Employee count was down 17.9% to approximately 2,200 at December 31, 2004.

•	GAAP book value per share increased 10.7% to $20.82.

•	Premiums to surplus ratio improved to 1.5 to 1 from 1.7 to 1.

For the full year 2004 compared to 2003:

•	Catastrophe losses decreased slightly to $43.5 million from $43.8 million.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Reconciliation of Net Income to Operating Income

Our management believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amount and per share amount, is reconciled to net income and net income per share in the table below:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	($ in millions, except per share data) (unaudited)
Operating income	$43.7	$25.2	$115.1	$52.5
After-tax net realized gains	13.2	2.5	14.9	23.3
Cumulative effect of accounting change	—	—	(1.6)	—

Net income	$56.9	$27.7	$128.4	$75.8

Operating income
per share—diluted	$0.64	$0.38	$1.71	$0.84
After-tax net realized gains
per share—diluted	0.18	0.04	0.20	0.34
Cumulative effect of accounting change
per share—diluted	—	—	(0.02)	—

Net income per share—diluted	$0.82	$0.42	$1.89	$1.18

As mentioned previously, in connection with the adoption of EITF Issue No. 04-8 in the fourth quarter 2004, we have restated the above table’s per share amounts for the three months and full year ended December 31, 2003. The net income and operating income per share-diluted effect of this restatement and for current year presentation was determined using the “if-converted” methodology prescribed by SFAS No. 128.

Reconciliation of Net Income Return on Equity to Operating Income Return on Equity

Operating income return on equity is a ratio our management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the average shareholders’ equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	($ in millions) (unaudited)
Net income	$56.9	$27.7	$128.4	$75.8
Average shareholders’ equity	1,275.5	1,142.6	1,220.4	1,102.3
Return on equity based on annualized net income	17.8%	9.7%	10.5%	6.9%

Operating income	$43.7	$25.2	$115.1	$52.5
Average shareholders’ equity	985.3	857.9	935.7	832.8
Return on equity based on annualized operating income	17.7%	11.8%	12.3%	6.3%

Average shareholders’ equity	$1,275.5	$1,142.6	$1,220.4	$1,102.3
Average unrealized gains	290.2	284.7	284.7	269.5

Adjusted average shareholders’ equity	$985.3	$857.9	$935.7	$832.8

Senior Notes Offering

On June 24, 2004 we completed an offering of $200,000,000 aggregate principal amount of our 7.30% senior notes due 2014. We intend to use the net proceeds of the offering principally to redeem the new notes as well as any old notes that remain outstanding, shortly after the completion of this Exchange Offer. In addition, we may use a portion of the net proceeds to repurchase shares in an amount up to the equivalent number of shares to be issued if holders of the new notes or the old notes elect to convert in accordance with the terms of the respective notes. The senior notes were offered pursuant to a shelf registration statement.

Repurchases of Old Notes

From time to time we have repurchased old notes pursuant to unsolicited offers from holders of old notes. As of the date of this offering memorandum we have repurchased $17 million aggregate principal amount of old notes.

Principal Executive Office

We were incorporated in Ohio on August 25, 1969. With our predecessors, we have been engaged in the property and casualty insurance business since 1919. Our principal executive office is located at 9450 Seward Road, Fairfield, Ohio 45014. Our telephone number is (513) 603-2400. Our web site address is www.ocas.com. Information on our web site does not constitute part of this offering memorandum.

SUMMARY DESCRIPTION OF THE NOTES

The Old Notes

The Old Notes

On March 13, 2002 we sold $201,250,000 aggregate principal amount of our 5.00% Convertible Notes due 2022 (the “old notes”), of which $184,250,000 aggregate principal amount remains outstanding as of the date of this offering memorandum. The old notes were offered to qualified institutional buyers under Rule 144A. A registration statement on Form S-3 was filed with the SEC on May 17, 2002 to permit the resale from time to time of the old notes and any common shares issued upon conversion of the old notes. Under the Registration Rights Agreement dated March 19, 2002 by and between us, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments, Inc., our obligation to keep such registration statement effective ended on March 19, 2004.

The Exchange Offer

Securities Offered	$184,250,000 aggregate principal amount of our 5.00% Convertible Notes due 2022 (the “new notes”).

Exchange Offer

We are offering new notes in exchange (the “Exchange Offer”) for a like principal amount of old notes. You may tender your old notes for exchange by following the procedures described in the section of the offering memorandum entitled “The Exchange Offer.”

For each old note surrendered to us pursuant to the Exchange Offer and not withdrawn by the holder, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last date on which interest was paid on the old note surrendered in exchange. The old notes may be tendered only in integral amounts of $1,000.

Conditions of the Exchange Offer

The Exchange Offer is not conditioned upon the valid tender of any minimum aggregate principal amount of old notes. However, the Exchange Offer is conditioned upon the absence of any of the following events:

•	a business development, lawsuit or investigation which would likely have a material adverse affect on our business;

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any significant change in the price of the old notes which is adverse to us;

•	any significant impairment to the extension of credit by banking institutions, or to the regular trading of equity or debt securities in the United States; or

•	the commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

We will not be required, but we reserve the right, to accept for exchange any old notes tendered (or, alternatively, we may terminate the Exchange Offer) if any condition of the Exchange Offer as described under “The Exchange Offer—Conditions” remains unsatisfied.

Exchange Fee

Subject to the consummation of the Exchange Offer, if you validly tender your old notes, and do not withdraw your tender prior to the consummation of the Exchange Offer, you will receive an exchange fee equal to 0.35% of the principal amount of the old notes as soon as practicable after the consummation of the Exchange Offer. The exchange fee will be paid from available cash.

Consequences of Failure to Exchange Old Notes	The trading market in the unexchanged old notes is likely to become more limited due to the reduction in the amount of old notes outstanding after the consummation of this Exchange Offer.

Expiration Date

12:00 midnight, EST on March 21, 2005 (the “Expiration Date”). We may extend or terminate the Exchange Offer or otherwise amend the Exchange Offer in any respect if any of the conditions listed in “The Exchange Offer—Conditions” occur, or the occurrence thereof has not been waived by us in our sole discretion.

Procedures for Tendering Old Notes

If you wish to participate in the Exchange Offer you must complete, sign and date the letter of transmittal (the “Letter of Transmittal”) or a facsimile copy and mail it or deliver it to the exchange agent along with any necessary documentation. The Letter of Transmittal need not be completed if the old notes are being tendered by book-entry transfer to the account maintained by the exchange agent at The Depository Trust Company pursuant to the procedures set forth in “The Exchange Offer—Procedures for Tendering” and an “agent’s message” is delivered to the exchange agent as described in “The Exchange Offer—Procedures for Tendering—Letter of Transmittal.” Instructions and the address of the exchange agent will be on the Letter of Transmittal and can be found in this offering memorandum. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Exchange Agent.” You must also effect a tender of old notes pursuant to the procedures for book-entry transfer as described in this offering memorandum. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures

If you cannot tender the old notes, complete the Letter of Transmittal or provide the necessary documentation prior to the termination of the Exchange Offer, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

You may withdraw tendered old notes at any time prior to the 12:00 midnight EST on the Expiration Date. You must send a written or facsimile withdrawal notice to the exchange agent prior to 12:00 midnight EST on the Expiration Date. If you withdraw your tender of the old notes prior to the Expiration Date, you will not receive the exchange fee.

Acceptance of Old Notes and Delivery of New Notes

All old notes properly tendered to the exchange agent by 12:00 midnight EST on the Expiration Date will be accepted for exchange. The new notes will be delivered promptly after the Expiration Date. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain United States Tax Consequences

The receipt of the exchange fee will generally be subject to tax as ordinary income to holders participating in the Exchange Offer. The exchange of old notes for new notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Information Agent	MacKenzie Partners, Inc. is the information agent (the “information agent”) for the Exchange Offer.

Exchange Agent	HSBC Bank USA, N.A. is the exchange agent (the “exchange agent”) for the Exchange Offer.

Fees and Expenses	We will pay all fees and expenses associated with the Exchange Offer.

Use of Proceeds	We will receive no cash proceeds in connection with the issuance of the new notes pursuant to the Exchange Offer. See “Use of Proceeds.”

The New Notes

Issuer	Ohio Casualty Corporation, an Ohio corporation.

Securities Offered

$184,250,000 aggregate principal amount of 5.00% Convertible Notes due 2022 to be issued under a new indenture to be entered into with HSBC Bank USA, N.A., as indenture trustee, prior to the issuance of the new notes.

Maturity	March 19, 2022.

Interest Rate

The new notes will bear interest at the rate of 5.00% per year, payable semiannually in arrears on March 19 and September 19, commencing on September 19, 2005, and at maturity. However, we currently intend to redeem both the new notes as well as any old notes that remain outstanding, prior to that date.

Use of Proceeds	We will receive no cash proceeds in connection with the issuance of the new notes pursuant to the Exchange Offer. See “Use of Proceeds.”

Optional Redemption

We are permitted under the terms of the new notes to redeem all or a portion of the new notes on or after March 23, 2005, at the redemption prices described in this offering memorandum, plus accrued and unpaid interest. See “Description of the New Notes—Optional Redemption by Ohio Casualty.” We plan to redeem all or a portion of the new notes as well as any old notes that remain outstanding, shortly after the completion of this Exchange Offer. See “Description of the New Notes—Optional Redemption.”

Conversion Rights

Holders may convert their new notes prior to maturity, in multiples of $1,000 principal amount, into a combination of cash and our common shares, as further described herein, under any of the following circumstances:

•	If, as of the last day of any calendar quarter beginning with the quarter ending March 31, 2005, the closing sale price of our common shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 110% of the conversion price on the last day of such quarter, then the notes will be convertible for the next calendar quarter.

•	Holders may also surrender new notes for conversion when the credit rating assigned to the new notes is Ba2 or lower by Moody’s Investors Service, Inc. (“Moody’s”) or B+ or lower by Standard & Poor’s Credit Market Services, a division of The McGraw-Hill Companies (“Standard & Poor’s”), the new notes are no longer rated by either Moody’s or Standard & Poor’s, or the credit ratings assigned to the new notes have been suspended or withdrawn by either Moody’s or Standard & Poor’s.

•	New notes or portions of new notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date, even if such new notes are not otherwise convertible at such time.

•	Additionally, if we make a significant contribution to our common shareholders or if we are party to certain consolidations, mergers or binding share exchanges, the new notes may be surrendered for conversion as provided in “Description of the New Notes—Conversion Rights—Conversion Rights Upon Occurrence of Certain Corporate Transactions.”

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding new note into a combination of cash and common shares, as further described below, with a value equal to an initial conversion rate of 44.2112 common shares per $1,000 principal amount of new notes. This is equal to an initial conversion price of $22.6187 per common share. The conversion rate and the conversion price in effect at any time of determination are referred to as the “conversion rate” and the “conversion price,” respectively. The conversion price will be subject to adjustment as described in this offering memorandum.

If you surrender your notes for conversion, you will receive, in respect of each $1,000 of principal amount of new notes, (a) cash in an amount (the “principal return”) equal to the lesser of (1) the principal amount of each new note or (2) the conversion value (as described below); and (b) a number of common shares (the “net shares”) equal to the sum of the daily share amounts (calculated as described below) for each of the thirty consecutive trading days in the applicable conversion reference period (as defined below), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the new notes. We will pay cash in respect of the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the applicable conversion reference period (as defined below), but in no event later than five business days thereafter.

The “applicable conversion reference period” means:

•	For new notes that are converted after we have mailed a redemption notice to holders of new notes pursuant to the new indenture, the thirty consecutive trading days beginning on the trading day (as defined under “Description of the New Notes—Conversion Rights Based on Common Share Price”) following the redemption date (in the case of a partial redemption, this clause applies only to those new notes which would be actually redeemed); or

•	In all other cases, the thirty consecutive trading days beginning on the trading day following the conversion date.

The “conversion value” is equal to (1) the conversion rate, multiplied by (2) the average of the sale prices (as defined under “Description of the New Notes—Conversion Rights Based on Common Share Price”) of our common shares on each of the thirty consecutive trading days in the applicable conversion reference period. The conversion rate shall be, at any time of determination, $1,000 divided by the conversion price in effect at such time of determination, rounded to four decimal places. The conversion rate shall be initially equal to 44.2112 common shares. The conversion price shall be initially equal to $22.6187 per common share. The conversion price is subject to adjustment upon the occurrence of any of the events described under “Description of the New Notes—Conversion Price Adjustments.”

The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	Zero; or

•	A number of common shares determined by the following formula:

(sale price on that trading day x conversion rate) – $1,000
30 x sale price on that trading day

The daily share amount for each day shall be rounded to four decimal places.

As described in this offering memorandum, the conversion price may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this offering memorandum, holders will not receive any payment representing accrued and unpaid interest, if any, upon conversion of a new note. New notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Purchase of New Notes by Us at the Option of the Holder

On March 19 of 2007, 2012 and 2017, holders of the new notes may require us to purchase any outstanding notes at 100% of the principal amount of the notes, plus accrued and unpaid interest. See “Description of the New Notes—Purchase of Notes at the Option of the Holder.”

Repurchase Right upon Change of Control

Holders of the new notes may require us to repurchase all of the holders’ notes at 100% of their principal amount, plus accrued and unpaid interest, in some circumstances involving a change of control. The repurchase price is payable in cash. See “Description of the New Notes—Repurchase at Option of Holders Upon a Change of Control.”

No Transfer Restrictions

The new notes will not be subject to transfer restrictions. The new notes will be freely transferable and represented by a single unrestricted CUSIP number. Similarly, our common shares issuable upon conversion of the new notes will be freely transferable and not subject to any transfer restrictions.

Ranking

The new notes are unsecured and rank equally with our other unsecured senior indebtedness. The new notes are effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. We had approximately $3.2 million of secured indebtedness outstanding as of December 31, 2004.

In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The new notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Form of Notes

The new notes will be issued in fully registered form. The new notes will be represented by one or more global notes, deposited with a trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the New Notes—Book-Entry Form.”

Trustee, Paying Agent and Conversion Agent	HSBC Bank USA, N.A.

Trading	The new notes are not listed on any securities exchange or included in any automated quotation system. Our common shares are quoted on the Nasdaq National Market under the symbol “OCAS.”

Planned Redemption

We plan to redeem all or a portion of the new notes as well as any old notes that remain outstanding, shortly after the completion of this Exchange Offer. In accordance with the terms of the new and old indentures, we will deliver to the holders of the new notes and old notes a redemption notice at such time when we decide to redeem the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary historical consolidated financial and operating data for the years ended December 31, 2003, 2002 and 2001 and the nine-month periods ended September 30, 2004 and 2003 should be read in conjunction with this offering memorandum and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the three months ended September 30, 2004, which are incorporated by reference in this offering memorandum. See “Where You Can Find Additional Information.” In the opinion of management, our unaudited interim consolidated financial and operating data includes all adjustments considered necessary for a fair presentation of the financial information. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002
	(in millions except per share data)
(all amounts are in accordance with GAAP unless otherwise noted)	(unaudited)		(audited)
Statement of Operations Data:
Premiums and finance charges earned	$1,085.1	$1,060.9	$1,424.4	$1,450.5
Investment income less expenses	144.0	155.6	208.7	207.1
Investment gains realized, net	2.6	32.0	35.9	45.2

Total revenues	1,231.7	1,248.5	1,669.0	1,702.8
Total expenses	1,127.7	1,175.6	1,561.4	1,709.5
Income (loss) from operations	73.1	48.1	75.8	(0.9)

Cumulative effect of accounting change	(1.6)	—	—	—

Net income (loss)	71.5	48.1	75.8	(0.9)

Income (loss) after taxes per average share outstanding—diluted[1]
Income (loss) before cumulative effect of accounting change	1.09	0.76	1.18	(0.01)
Cumulative effect of accounting change	(0.02)	—	—	—

Net income (loss)per average share outstanding—diluted[1]	1.07	0.76	1.18	(0.01)

Average shares outstanding—diluted[1]	71.4	70.1	70.2	60.5
Book value per share	20.32	18.71	18.80	17.43

Property and Casualty Operations
Net premiums written[2]	1,111.4	1,100.4	1,441.6	1,448.6
Net premiums earned	1,084.8	1,061.0	1,424.4	1,450.5
Statutory policyholders’ surplus[3]	931.1	813.9	867.6	725.7

Balance Sheet Data
Total investments	4,184.3	3,706.5	3,747.7	3,502.1
Cash	22.6	17.9	16.5	12.4
Total assets	$5,708.3	$5,088.1	$5,168.9	$4,779.0
Liabilities
Insurance reserves:
Losses	$2,276.5	$2,096.5	$2,163.7	$1,978.8
Loss adjustment expenses	481.3	455.4	464.1	454.9
Unearned premiums	738.1	723.0	703.0	668.7
Debt	395.3	198.1	198.0	198.3
Total liabilities	4,452.2	3,948.8	4,023.1	3,720.3
Total shareholders’ equity	1,256.1	1,139.3	1,145.8	1,058.7

Other Financial Data:
Statutory loss ratio[4]	55.6%	60.5%	59.7%	62.2%
Statutory loss adjustment expense ratio[5]	10.4%	12.1%	12.3%	15.7%
Statutory underwriting expense ratio[6]	33.5%	34.0%	34.1%	34.9%
Statutory combined ratio[7]	99.5%	106.6%	106.1%	112.8%

1	Adjusted for the adoption of EITF 04-8
2	Net premiums written are premiums for all policies sold during a specific accounting period less premiums returned.
3	Statutory policyholders’ surplus is equal to an insurance company’s admitted assets minus liabilities.
4	Statutory loss ratio measures net losses incurred as a percentage of net premiums earned.
5	Statutory loss adjustment expense ratio measures loss adjustment expenses as a percentage of net premiums earned.
6	Statutory underwriting expense ratio measures underwriting expenses as a percentage of net premiums written.
7	Statutory combined ratio measures the percentage of premium dollars used to pay insurance losses, loss adjustment expenses and underwriting expenses.

RISK FACTORS

An investment in our notes involves a degree of risk. You should carefully consider the risks described below before making a decision to exchange old notes for new notes. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. You should also refer to the other information provided in this offering memorandum and our financial statements and the related notes which are included in our Quarterly Report on Form 10-Q for the period ended September 30, 2004, our Annual Report on Form 10-K for the year ended December 31, 2003, and our Annual Report on Form 10-K for the year ended December 31, 2004 when filed with the SEC prior to March 15, 2005, all which are incorporated by reference in this offering memorandum. The business, financial condition or results of operations of our company could be materially adversely affected by any of these risks. The trading price of the new notes, the old notes and our common shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the New Notes

The market-trading price of the new notes could be significantly affected by the market price of our common shares.

We expect that the market-trading price of the new notes will be significantly affected by the market-trading price of our common shares. This may result in greater volatility in the market-trading price of the new notes than would be expected for nonconvertible debt securities. The market-trading price of our common shares will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

•	fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	changes in the ratings of the new notes or other securities of ours;

•	developments related to litigation or regulatory proceedings involving us;

•	financings; and

•	market perception of the insurance industry and of us.

In addition, the stock markets in general, including the Nasdaq National Market, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market-trading prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market-trading prices of the new notes and our common shares.

We may issue additional common shares or securities convertible or exchangeable for our common shares and thereby materially and adversely affect the price of our common shares.

We are not restricted from issuing additional common shares or securities convertible or exchangeable for our common shares during the life of the new notes. If we issue additional common shares or securities convertible or exchangeable for our common shares, it may materially and adversely affect the price of our common shares and, in turn, the price of the new notes.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the new notes.

Our obligations under the new notes will rank equally with our unsecured indebtedness. We may incur additional indebtedness in the future, which could have important consequences to holders of the new notes, including the following:

•	we could have insufficient cash to meet our financial obligations, including our obligations under the new notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired; and

•	a significant degree of debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our insurance subsidiaries.

A holder of new notes will not be entitled to any rights with respect to our common shares, but upon conversion will be subject to all changes made with respect to our common shares.

A holder of new notes will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but upon conversion will be subject to all changes affecting our common shares. Holders will only be entitled to rights on our common shares if and when we deliver common shares to holders upon conversion of new notes. For example, in the event that an amendment is proposed to our articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of our common shares, holders will not be entitled to vote on the amendment, although holders will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

The new notes will not and the old notes do not contain certain restrictive covenants, and there is limited protection in the event of a Change of Control.

The new indenture under which the new notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the new indenture for the new notes will not and the old indenture for the old notes does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the new notes upon a Change of Control is limited to the transactions specified in the definition of a “Change of Control” in the applicable new indenture. See “Description of the New Notes—Repurchase at Option of Holders Upon a Change of Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common shares but would not constitute a “Change of Control.”

Our ability to repurchase new notes upon the occurrence of a change of control is subject to important limitations.

The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of our existing and future senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the new notes that might be delivered by holders of new notes seeking to exercise the repurchase right. Any failure by us to repurchase the new notes when required following a change of control would result in an event of default under the new indenture. Any such default may, in turn, cause a default under our existing and future senior debt.

We cannot assure you that an active trading market will develop for the new notes.

The new notes are a new issue of securities for which there currently is no active trading market. We cannot assure you that an active trading market for the new notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their new notes or the price at which holders of the new notes will be able to sell their new notes. Future trading prices of the new notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the new notes on any securities exchange or any automated quotation system.

We may not redeem all or any of the new notes or old notes, to the extent any remain outstanding, shortly after the completion of this Exchange Offer or at all.

Although we currently intend to redeem all or a portion of the new notes and all or a portion of the old notes, to the extent any remain outstanding, shortly after the completion of this Exchange Offer, we are not obligated to do so. As a result of changes in our cash needs, investment opportunities or otherwise we may decide not to redeem all or any of the new notes or old notes, to the extent any remain outstanding.

Upon conversion of the new notes, you may receive less proceeds than expected because the value of our common shares may decline between the day that you exercise your conversion right and the day the conversion value of your new note is determined.

The conversion value that you will receive upon conversion of your new note is equal to (1) the conversion rate, multiplied by (2) the average of the sale prices of our common shares on each of the thirty consecutive trading days in the applicable conversion reference period. If we have issued a notice of redemption, this thirty consecutive trading day period will begin on the trading day following the redemption date. Accordingly, if you exercise your conversion right soon after our issuance of a notice of redemption, the thirty consecutive trading days may not begin for several weeks thereafter. If you exercise your conversion right prior to our having issued a notice of redemption, the thirty trading day period will begin on the trading day immediately following the day you deliver your conversion notice to the conversion agent. If the price of our common shares decreases after we receive your notice of conversion and prior to the end of the applicable thirty trading day period, the conversion value you receive will be adversely affected.

Risks Related to Retention of the Old Notes

If you do not exchange your old notes, the old notes you retain may become substantially less liquid as a result of the Exchange Offer.

If a significant number of old notes are exchanged in the Exchange Offer, the liquidity of the trading market for the old notes, if any, after the completion of the Exchange Offer may be substantially reduced. Any old notes exchanged will reduce the aggregate number of old notes outstanding. As a result, the old notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the old notes will exist or be maintained and we cannot assure you as to the prices at which the old notes may be traded.

Risks Relating to Ohio Casualty

Our success depends upon our ability to underwrite risks accurately and to charge adequate rates to policyholders.

Our operating performance and financial condition depend on our ability to underwrite and set rates accurately for a full spectrum of risks. Rate adequacy is necessary to generate sufficient premiums to offset losses, loss adjustment expense and underwriting expenses and to earn a profit. If we fail to assess accurately the risks that we assume, we may fail to establish adequate premium rates, which could reduce income and have a material adverse effect on our operating results or financial condition.

In order to price accurately, we must collect and properly analyze a substantial volume of data; develop, test and apply appropriate rating formulae; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result, to price accurately, is subject to a number of risks and uncertainties, including, without limitation:

•	availability of sufficient reliable data;

•	incorrect or incomplete analysis of available data;

•	uncertainties inherent in estimates and assumptions, generally;

•	selection and application of appropriate rating formulae or other pricing methodologies;

•	our ability to innovate in the future as new or improved pricing strategies emerge;

•	unanticipated court decisions, legislation or regulatory action;

•	ongoing changes in our claim settlement practices, which can influence the amounts paid on claims;

•	changes in consumer and claimant behavior, which could adversely affect both frequency and severity of claims;

•	changing auto driving patterns, which could adversely affect both frequency and severity of claims;

•	unexpected inflation in the medical sector of the economy, resulting in increased workers compensation, bodily injury and personal injury protection claim severity; and

•	unanticipated inflation in auto repair costs, auto parts prices and used car prices, adversely affecting auto physical damage claim severity.

Such risks may result in our pricing being based on inadequate or inaccurate data or inappropriate analyses, assumptions or methodologies, and may cause us to incorrectly estimate future changes in the frequency or severity of claims. As a result, we could underprice risks, which would negatively affect our margins, or we could overprice risks, which could reduce our volume and competitiveness. In either event, our operating results and financial condition could be materially adversely affected.

We do not currently intend to pay dividends.

We have not declared or paid any cash dividends on our common shares since February 2001. Our board of directors considers from time to time whether to pay any cash dividends on our common shares. We may change our position on dividends in the future.

If our subsidiaries are unable to pay dividends to us, then we may be unable to meet our financial obligations.

We are a holding company and a legal entity separate and distinct from our insurance company subsidiaries. As a holding company without significant operations of our own, our principal sources of funds are dividends and other distributions from our insurance company subsidiaries. State insurance laws limit the ability of our insurance subsidiaries to pay dividends and require our insurance subsidiaries to maintain specified levels of statutory capital and surplus. In addition, for competitive reasons, our insurance subsidiaries need to maintain financial strength ratings, which requires us to sustain capital levels in those subsidiaries. These restrictions affect the ability of our insurance company subsidiaries to pay dividends and use their capital in other ways. Our rights to participate in any distribution of assets of our insurance company subsidiaries are subject to prior claims of policyholders and creditors (except to the extent that our rights, if any, as a creditor are recognized). Consequently, our ability to pay debt services on the notes offered hereby and our other indebtedness, as well as our ability to pay expenses and cash dividends to our shareholders, may be limited.

The following factors could adversely affect the ability of our insurance subsidiaries to pay dividends:

Legal Restrictions

Our insurance subsidiaries are domiciled in Ohio and Indiana. Applicable Ohio and Indiana laws provide that an insurer domiciled in either of these states must obtain the prior approval of the state’s insurance department for the declaration or payment of any dividend if:

•	the dividend, together with other distributions made within the preceding twelve months, would exceed the greater of:

•	10% of the insurer’s surplus as of the preceding December 31st; or

•	100% of the insurer’s net income for the twelve-month period ending the preceding December 31st, in each case determined in accordance with statutory accounting practices; or

•	the dividend would be paid from any source other than earned surplus.

Earned surplus is defined as an insurer’s adjusted unassigned funds determined in accordance with statutory accounting practices. These limitations could adversely affect the ability of our insurance subsidiaries to pay dividends to us.

Indiana and Ohio insurance laws permit insurance companies to dividend either (1) up to 100% of the prior year net income or (2) 10% of policyholder surplus as of the prior year-end, whichever is greater, without restriction or prior approval from the Ohio and Indiana insurance departments. Based on the policyholder surplus test, dividend payments we received from our insurance subsidiaries totaled $86.7 million for the year ended 2004.

Uncollectible or Inadequate Reinsurance

Reinsurance is a contract by which one insurer, called a reinsurer, agrees to cover a portion of the losses incurred by a second insurer in the event a claim is made under a policy issued by the second insurer. Our insurance subsidiaries obtain reinsurance to help manage their exposure to property and casualty risks. Additionally, The Great American Insurance Company, or Great American, has agreed to maintain reinsurance on the commercial lines business that we acquired from Great American in 1998 for loss dates prior to December 1, 1998.

Although a reinsurer is liable to our insurance subsidiaries according to the terms of the reinsurance policy, the insurance subsidiaries remain primarily liable as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our insurance subsidiaries to pay all claims, and each insurance subsidiary is subject to the risk that one or more of its reinsurers will be unable or unwilling to honor its obligations.

Our insurance subsidiaries, except for OCNJ, pool their underwriting results, including reinsurance, which means that their insurance operations are aggregated and then reallocated among the participating insurers. Accordingly, if the reinsurance obtained by one of our insurance subsidiaries, or the reinsurance obtained by Great American related to the acquired commercial lines business, proves uncollectible or inadequate, then the operating results and financial condition of all of our insurance subsidiaries in the reinsurance pool will be adversely affected, as well as the resulting ability of those insurance subsidiaries to pay dividends to us. The reinsurance obtained by Great American relating to the acquired commercial lines business is guaranteed by Great American, in the event that the reinsurers are unable to pay.

Our insurance subsidiaries cannot guarantee that their reinsurers will pay in a timely fashion, if at all. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years.

Additionally, the availability and cost of reinsurance are subject to prevailing market conditions beyond our control. For example, the terrorist attacks of September 11, 2001 had a significant impact on the reinsurance market. Some of the reinsurance contracts of our insurance subsidiaries include coverage for acts of terrorism. Instead of being unlimited as in the past, however, terrorism coverage in 2004 contracts has been modified to exclude or limit coverage.

If one of our insurance subsidiaries is unable to obtain adequate reinsurance at commercially reasonable rates, then that insurance subsidiary would have to either bear an increased risk in net exposures or reduce the level of its underwriting commitments. Either of these potential developments could have a material adverse effect upon the business volume and profitability of the subsidiary, thereby limiting the ability of the subsidiary to pay dividends.

Catastrophe Losses

Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of catastrophic events could have a material adverse effect on the operating results and financial condition of the insurance subsidiaries, thereby limiting the ability of the insurance subsidiaries to pay dividends.

Various events can cause catastrophes, including hurricanes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our insurance subsidiaries are related to homeowners’ and commercial property coverages.

Our insurance subsidiaries seek to reduce their exposure to catastrophe losses through their underwriting strategies and the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate if:

•	major catastrophic loss exceeds the reinsurance limit; or

•	an insurance subsidiary incurs a high frequency of smaller catastrophic loss events which, individually, fall below the subsidiary’s retention level.

Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business also could be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, from time to time, legislation is passed that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from adopting terrorism exclusions or withdrawing from catastrophe-prone areas. Governmental regulation of this type is discussed below under the risk factors “Risk Factors—Risks Related to Ohio Casualty—War, Terrorism and Political Instability” and “Risk Factors—Risks Related to the Insurance Industry—Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions.”

War, Terrorism and Political Instability

As a property and casualty insurer, we may have substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict their occurrence with statistical certainty or to estimate the amount of loss an occurrence will generate.

In addition, on November 26, 2002, Congress enacted the Terrorism Risk Insurance Act of 2002, or TRIA, which requires mandatory offers of terrorism coverage to all commercial policyholders, including workers’ compensation and surety policyholders. TRIA provides that in the event of a terrorist attack on behalf of a foreign interest resulting in insurance industry losses of $5 million or greater, the U.S. government will provide funding to the insurance industry on an annual aggregate basis of 90% of covered losses up to $100 billion. Each insurance company is subject to a deductible, which is a percentage of that company’s direct earned premiums for the prior year, and this percentage increases in each of the three calendar years covered by TRIA, 2003 to 2005. In 2004, our deductible totaled $104.5 million. Under TRIA, our deductible is calculated as a percentage of our direct earned premium for covered lines of business.

We believe that we have reduced our exposure to terrorism risk by focusing our commercial lines business on small-to-medium-sized businesses and monitoring the aggregate exposure in large urban areas with highly visible targets. We also believe that we have secured enough reinsurance coverage to cover potential claims.

Nevertheless, because of the unavailability of, or limitations on, reinsurance for these risks, we will continue to be exposed to commercial losses that arise from terrorism. Moreover, any future attacks would significantly adversely affect general economic, market and political conditions, potentially increasing other risks in our business. We cannot assess the effects of future terrorist attacks and any ensuing responsive actions on our business at this time, but they could be material.

Inadequate Loss Reserves

Our insurance subsidiaries maintain loss reserves to provide for their estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. If these loss reserves prove inadequate, then the insurance subsidiary’s operating results and financial condition will be adversely affected, including its ability to pay dividends.

Reserves do not represent an exact calculation of liability. Instead, reserves represent estimates, generally involving actuarial projections at a given time, of what our insurance subsidiaries expect the ultimate settlement and adjustment of claims will cost, net of salvage and subrogation. Estimates are based on assessments of known facts and circumstances, estimates of future trends in claims severity and frequency, changing judicial theories of liability and other factors. These variables are affected by both internal and external events, including changes in claims handling procedures, economic inflation, unpredictability of court decisions, plaintiffs’ expanded theories of liability, risks inherent in major litigation and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, significant reporting lags may exist between the occurrence of an insured event and the time it is actually reported. Our insurance subsidiaries adjust their reserve estimates regularly as experience develops and further claims are reported and settled.

Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, previously established reserves may prove inadequate in light of actual experience. There are several types of insurance coverage provided by our insurance subsidiaries where the establishment of loss reserves is particularly difficult:

•	umbrella and excess liability losses, which are particularly affected by significant delays in the reporting of claims, relatively large amounts of insurance coverage, unpredictability of court decisions and plaintiffs’ expanded theories of liability;

•	asbestos and environmental losses, which are particularly affected by significant delays in the reporting of claims, unpredictability of court decisions, plaintiffs’ expanded theories of liability, risks of major litigation and legislative developments; and

•	construction defect losses, which are particularly affected by complexity of multiple party involvement and unpredictability of court decisions and plaintiffs’ expanded theories of liability.

Our insurance subsidiaries reflect adjustments to their reserves in the results of the periods in which their estimates are changed. For example, in 2003, 2002 and 2001, our insurance subsidiaries added $34.1 million, $84.4 million and $58.5 million, respectively, to reserves for loss development on prior years’ business on both a GAAP and statutory basis. In 2004, our insurance subsidiaries reduced reserves by $21.8 million for favorable development on prior years’ business on a GAAP basis, or $21.7 million on a statutory basis. Reserve adjustments can result in an increase in liabilities and, consequently, a decrease in statutory surplus available for the payment of dividends.

Downgrade by a Rating Agency

Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically. A downgrade in the ratings of one of our insurance subsidiaries by a recognized rating agency could result in a substantial loss of business for that subsidiary if agents or policyholders move to other companies with higher claims-paying and financial strength ratings. This loss of business could have a material adverse effect on the results of operations and financial condition of that subsidiary and the resulting ability of that subsidiary to pay dividends. Our subsidiaries are currently rated by A. M. Best Company, or A.M. Best, Fitch Inc., or Fitch, Moody’s Investor Services, or Moody’s, and Standard & Poor’s Rating Services, or Standard & Poor’s.

A.M. Best’s ratings for insurance companies currently range from “A++” (Superior) to “F” (In Liquidation), and include 10 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A-” (Excellent). Publications of A.M. Best indicate that the “A” and “A-” ratings are assigned to those companies that, in A.M. Best’s opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders over a long period of time. The A.M. Best rating for our insurance subsidiaries moved from “A+” to “A” in 2000 and from “A” to “A-” in 2001. In June 2004, A.M. Best affirmed our rating of “A-” and assigned a stable outlook on the rating.

Fitch’s ratings for insurance companies range from “AAA” to “D,” and include 12 different rating categories. Fitch may apply either a plus (+) or a minus (-) sign in each generic rating classification from “AA” to “CCC.” The plus (+) sign indicates that the obligation ranks in the higher end of its generic rating category; the minus (-) sign indicates a ranking in the lower end of that generic rating category. Publications of Fitch indicate that “A” ratings are assigned to those companies that have demonstrated strong financial security. On January 21, 2004, Fitch assigned a financial strength rating of “A-” to the Group and also affirmed its “BBB-” senior debt and long term issuer ratings. In June 2004, Fitch affirmed its financial strength rating of “A-” to the Group and also affirmed its “BBB-” senior debt and long term issuer ratings when assigning a rating to our 7.30% Senior Notes due 2014. In December 2004, Fitch affirmed its financial strength rating of “A” and re-affirmed its “BBB-” senior debt and long term issuer ratings. The rating outlook remains stable.

Moody’s ratings for insurance companies range from “Aaa” to “C,” and include 9 different ratings categories. Moody’s applies numerical modifiers 1, 2, and 3 in each generic rating classification from “Aa” through “Caa.” The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Publications of Moody’s indicate that “A” ratings are assigned to those companies that have demonstrated good financial security. In 2001, Moody’s affirmed its “A2” rating of our insurance subsidiaries and issued a stable outlook. In November 2002, Moody’s downgraded our insurance subsidiaries’ “A2” rating to “A3” and issued a stable outlook. In June 2003, Moody’s affirmed the “A3” rating and issued a stable outlook. In June 2004, Moody’s assigned a Baa3 rating to our 7.30% Senior Notes due 2014. The financial strength rating and outlook were unaffected.

Standard & Poor’s ratings for insurance companies currently range from “AAA” (Extremely Strong) to “R” (Under Regulatory Supervision), and include 10 different ratings categories. Standard & Poor’s may apply either a plus (+) or minus (-) sign in each generic rating classification from “AA” to “CCC.” The plus (+) sign indicates that the obligation ranks in the higher end of its generic rating category; the minus (-) sign indicates a ranking in the lower end of that generic rating category. Publications of Standard & Poor’s indicate that an insurer rated “BBB” or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. The Standard & Poor’s rating for our insurance subsidiaries moved from “A+” to “BBB+” in 2000 and from “BBB+” to “BBB” in 2001. In October 2002, Standard & Poor’s revised its outlook to negative from stable. In the first quarter of 2004 Standard & Poor’s changed its outlook from negative to stable and affirmed the ratings of our insurance subsidiaries. In December 2004, Standard & Poor revised its outlook to positive from stable, and affirmed its “BBB” financial strength rating on the Group’s intercompany pool.

The above ratings do not include OCNJ, which is unrated. We cannot guarantee that the previous downgrades, or any future downgrades, will not have a material adverse effect upon our business in the future.

Fluctuations in Value and Income of the Group’s Investment Portfolio

Fluctuations in the value of our investment portfolio could adversely affect the financial position of our insurance subsidiaries and their resulting ability to pay dividends.

Our investment portfolio includes equity investments that are more volatile than fixed income investments. The equity portfolio was approximately 8.4% of total invested assets at September 30, 2004 and 8.4% of total invested assets at December 31, 2004. The portfolio was diversified across 50 separate entities in 38 different industries at December 31, 2004. As of December 31 in 2004 and 2003, 31.2% and 32.3%, of our equity portfolio was invested in five companies and the largest single position was 7.3% and 8.1%, respectively, of the equity portfolio. Our cost basis in some of our stock holdings is very low, creating a significant unrealized gain in the portfolio, which could lead to a significant cash outflow for taxes upon disposition. Equity securities are marked to fair value on the balance sheet. As a result, shareholders’ equity and statutory surplus fluctuate with changes in the value of the equity portfolio. The effects of future stock market volatility are managed by maintaining an appropriate ratio of equity securities to shareholders’ equity and statutory surplus.

Our investment portfolio also includes investments in corporate and municipal bonds, mortgage-backed securities and other fixed income securities. The fair market value of these assets generally increases or decreases in an inverse relationship with fluctuations in interest rates. The interest income realized from future investments in fixed income securities will increase or decrease directly with fluctuations in interest rates. At December 31, 2004 and December 31, 2003, approximately 15.8% and 26.7%, respectively, of our total investment portfolio was invested in mortgage-backed securities. These investments carry the risk that cash flows from the underlying mortgages will be received faster or slower than originally anticipated. Faster repayment creates a risk that we will have to reinvest the repaid funds at a lower interest rate than the original investment. Slower repayments, which typically occur when interest rates rise, could decrease the value of the investment as the receipt of anticipated cash flows is delayed.

At December 31, 2004 and December 31, 2003, 2.0% and 3.3%, respectively, of our available-for-sale fixed maturity portfolio was invested in below investment grade securities. The risk of default by borrowers which issue below investment grade securities is significantly greater because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession or a sharp increase in interest rates. Additionally, these securities are generally unsecured.

We also have exposure to losses resulting from potential volatility in interest rates. The impact of interest rate fluctuations relating to our fixed income investment portfolios is modeled quarterly and reviewed regularly. The following table illustrates the hypothetical effect on our fixed income portfolio value of an increase in interest rates of 100 basis points (1%) at December 31, 2004, 2003, 2002 and 2001.

	Market Value
	Estimated Fair Value	Adjusted Value
	(in millions)
December 31, 2004	$3,649	$3,463
December 31, 2003	$3,376	$3,223
December 31, 2002	$3,140	$2,998
December 31, 2001	$2,772	$2,633

If the Group is unable to maintain its relationship with its key agents or is unable to attract additional agents, our business and results of operations could be adversely affected.

Our future success will depend, in large part, upon the efforts of our independent agents. The Group is represented by approximately 3,000 independent insurance agencies with approximately 5,300 agents. Certain agencies that meet established profitability and production targets are eligible for “key agent” status. At

December 31, 2004 and December 31, 2003, these agencies represented 16.2% and 16.2%, respectively, of the Group’s total agency force and wrote 39.8% and 38.3%, respectively, of its book of business. The policies placed by key agents have consistently produced a lower statutory loss ratio for the Group than policies placed by other agents. In addition, as we expand our business, we may need to expand our network of agencies to successfully market our products. We will need to recruit and retain additional independent agents, but we may not be able to do so. If the Group was unable to maintain its relationships with its key agents or if certain key agents no longer marketed and sold its products and if they were unsuccessful in recruiting and retaining additional agents, our book of business would likely decline and our results of operations would be adversely affected.

If our new technology for issuing and maintaining insurance policies does not work as intended, it could damage our relationship with our agent network.

Our agents want a cost effective, timely and simple system for issuing and maintaining insurance policies. In 2001, we introduced into operation, after more than three years of development, the Policy Administration Rating and Issuance System (“P.A.R.I.S.SM”). P.A.R.I.S.SM provides a proprietary internet interface for upload and download of information with our agents for quoting and new business transactions. In February 2005, P.A.R.I.S.SM was extended to support issuance and endorsement processing for selected pilot agents; nationwide rollout is expected throughout 2005. At the end of 2004, the umbrella excess line was deployed for our specialty division and we plan further implementation of P.A.R.I.S.SM for other specialty and personal lines products in 2005 and 2006. P.A.R.I.S.SM is the cornerstone in our strategy of focusing on superior agent service. The success of our strategic plan depends in part on our ability to provide our agents with the technological advantages of P.A.R.I.S.SM. If P.A.R.I.S.SM does not work as expected, or if it fails to satisfy agents’ needs, we may lose agents to insurers with preferred technologies.

We reported a net loss in 2002. We cannot guarantee that we will be able to maintain profitability in the future.

Our failure to maintain profitability will adversely affect our ability to meet our financial obligations. Although we reported a net loss before net realized gains and losses of $30.3 million or $(0.50) per share for 2002, we reported a net income before net realized gains and losses of $52.5 million or $0.84 per share in 2003 and $115.1 million or $1.71 per share in 2004.

Our insurance subsidiaries are subject to minimum capital and surplus requirements that could result in a regulatory action if we fail to meet these requirements.

Our insurance subsidiaries are subject to minimum capital and surplus requirements imposed under the laws of Ohio and Indiana. Any failure by one of our insurance subsidiaries to meet the minimum capital and surplus requirements imposed by applicable state law will subject it to corrective action, including requiring the adoption of a comprehensive financial plan, examination and the issuance of a corrective order by the applicable state insurance department, revocation of its license to sell insurance products or placing of the subsidiary under state regulatory control. Any new minimum capital and surplus requirements adopted in the future may require us to increase our capital and surplus levels, which we may be unable to do. As of December 31, 2004 and December 31, 2003, each of our insurance subsidiaries had capital and surplus in excess of the currently required amounts.

Reduction of the statutory surplus of our insurance subsidiaries would adversely affect their ability to pay dividends to us and to write insurance business.

If our insurance subsidiaries cannot achieve and maintain profitability in the future, then they will need to draw on their surplus in order to pay dividends to enable us to meet our financial obligations. As surplus is reduced, the insurance subsidiaries’ ability to pay additional dividends is also reduced.

Insurance companies write insurance based, in part, upon a ratio of premiums to surplus. As the insurance subsidiaries’ surplus is reduced by the payment of dividends, continuing losses or both, our insurance subsidiaries’ ability to write insurance business could also be reduced. This could have a material adverse effect upon the business volume and profitability of our insurance subsidiaries.

Our shareholder rights plan may have anti-takeover effects which will make an acquisition of Ohio Casualty by another company more difficult.

We have adopted a shareholders’ rights plan. Under the shareholders’ rights plan, each outstanding common share has associated with it one-half of one common share purchase right. The rights become exercisable only if a person or group, without the prior approval of our directors, acquires 20% or more of our outstanding common shares or commences or publicly announces that it intends to commence a tender or exchange offer which, if completed, would result in a person or group owning 20% or more of our outstanding common shares. Under certain circumstances after the rights become exercisable, each right would entitle the holder (other than the 20% shareholder) to purchase common shares of Ohio Casualty having a value of twice the then exercise price of the rights. We may redeem the rights. The rights are intended to discourage a significant share acquisition, merger or tender offer involving our common shares which has not been approved in advance by our directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest. Our articles and regulations and Ohio law also contain other anti-takeover provisions. See “Description of Share Capital—Anti-Takeover Provisions” in this offering memorandum.

Our system for distributing insurance products is extremely competitive.

Unlike some of our competitors, we do not distribute our products through agents who sell products exclusively for one insurance company or sell directly to consumers. We distribute our products primarily through a network of independent agents. These agents may sell our competitors’ products and may stop selling our products altogether. Strong competition exists among insurers for agents with demonstrated ability. While we believe that the independent agent distribution system offers service and underwriting advantages, using this system requires us to compete with other insurers for agents, which we do primarily on the basis of our support services, compensation, product features and financial position. In addition, we face continued competition from our competitors’ products within our own distribution channel. Although we have undertaken several initiatives to strengthen our relationships with our independent agents and to make it easier and more attractive for them to sell our products, we cannot provide assurance that these initiatives will be successful. Sales of our insurance products and our results of operations could be materially adversely affected if we should be unsuccessful in attracting and retaining productive agents to sell our products.

Our insurance subsidiaries also compete with other companies that use exclusive agents or salaried employees to sell their insurance products. Because these companies generally pay lower commissions or do not pay any commissions, they may be able to obtain business at a lower cost than our insurance subsidiaries, which sell their products primarily through independent agents and brokers who typically represent more than one insurance company.

The ability to attract and retain talented employees, managers and executives is critical to our success.

Our ability to remain a competitive force in the marketplace depends, in part, on our ability to hire and train talented new employees to handle work associated with the increase in new inquiries, applications, policies and customers, to respond to the increase in claims that may also result and to build sustainable business relationships with our agents. In addition, our ability to maintain appropriate staffing levels is affected by the rate of turnover of existing, more experienced employees. Our failure to meet these employment goals could result in our having to slow down growth in the business units or markets that are affected.

Our success also depends on our ability to attract and retain talented executives and other key managers. Our loss of certain key officers and employees or our failure to attract talented new executives and managers could have a material adverse effect on our business.

We further believe that our success depends upon our ability to maintain and improve our staffing models and employee culture that have been developed over the years. Our ability to do so may be impaired as a result of litigation that may be brought against us, new legislation at the state or federal level or other factors in the employment marketplace. In such events, the productivity of certain of our employees could be adversely affected, which could lead to a decrease in our operating performance and margins.

Efforts to comply with the Sarbanes-Oxley Act will entail significant expenditure; non-compliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and the NASDAQ, have required, and will require, changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act. We expect these new rules and regulations to continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. Compliance with Section 404 of the Sarbanes-Oxley Act is required for the year ended December 31, 2004. In the event that we are unable to achieve compliance with the Sarbanes-Oxley Act and related rules, it may have a material adverse effect on us.

Our geographic concentration ties our performance to the economic and regulatory conditions and weather-related events in the Mid-Atlantic and Mid-Western states.

Our property and casualty insurance business is concentrated geographically. Approximately 56.0% of our net premiums written are for insurance policies written in the Mid-Atlantic and Mid-Western regions. We are concentrated in several Mid-Atlantic states, including New Jersey, Maryland, North Carolina and Pennsylvania and several Mid-Western states, including Ohio, Kentucky, Illinois and Indiana. Consequently, unusually severe storms or other natural or man-made disasters in the states in which we write insurance could adversely affect our operations. Our revenues and profitability are also subject to prevailing economic and regulatory conditions in those states in which we write insurance. Because our business is concentrated in a limited number of markets, we may be exposed to risks of adverse developments that are greater than the risks of having business in a greater number of markets.

We are party to litigation, which, if decided adversely to us, could affect our business, results of operations or financial condition.

We are named as a defendant in various legal actions arising out of claims made in connection with our insurance policies, other contracts we have entered into, our relationships with our employees and other matters. These legal actions include six separate proceedings making class action claims for which class certification has been sought in two proceedings. One of the proceedings that has sought class certification alleges we improperly classified current and former employees as exempt from overtime pay requirements of the Fair Labor Standards Act. The plaintiff, a former automobile physical damage claim adjuster, originally sought to certify a nationwide collective action consisting of all current and former salaried employees since February 5, 2001 who are/were employed to process claims by policyholders and other persons for automobile property damage. The plaintiff has filed motions to expand the definition to include claim specialists, representative trainees, and representatives performing claims adjustment services. The complaint seeks overtime compensation for the plaintiff and the class of persons plaintiff seeks to represent. In another proceeding that has sought class certification, the plaintiff alleges West American improperly charged for uninsured motorists coverage following an October 1994 decision of the Supreme Court of Ohio in Martin v. Midwestern Insurance Company. A hearing on the matter occurred in December 2004. Based on information currently available to us, this proceeding is not expected to have a material adverse effect on our financial condition, liquidity or results of operation. In a separate proceeding served on January 3, 2005, the plaintiff challenges the use of a certain vendor in valuing total loss automobiles to the detriment of the insureds. Plaintiff is seeking class status and alleges breach of contract, fraud and bad faith. The lawsuit is in its early stages and will be vigorously defended. The outcome of the proceeding at this time is uncertain.

Various other legal and regulatory proceedings are currently pending that involve us and specific aspects of the conduct of our business. Like other members of the property and casualty insurance industry, we are the target of a few class action allegations and other types of litigation, some of which involve claims for substantial or indeterminable amounts. This litigation is based on a variety of issues including insurance billing practices, premium calculations and claim settlement practices. The outcome of these disputes is currently unpredictable. However, at this time, based on their present status, it is the opinion of management the ultimate liability, if any, in one or more of these other proceedings in excess of amounts currently reserved is not expected to have a material effect on our financial condition, liquidity or results of operation.

We intend to vigorously defend each of these and other lawsuits. However, all litigation is unpredictable and the ultimate outcome of these and other cases is uncertain. We may not be able to accurately predict the likelihood or range of our potential liability or the potential financial impact on our future operations if we are not able to successfully defend or settle these and other cases. Also, we are unable to predict the effect that these pending lawsuits, or similar lawsuits filed against us in the future, may have on our business, financial condition and results of operations.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

We are a “split-rated” borrower which may result in a higher cost of borrowing as compared to borrowers with only investment grade credit ratings.

Generally, credit ratings affect the cost and availability of debt financing. Often, borrowers with investment grade credit ratings can borrow at lower rates than those available to similarly situated companies with ratings that are below investment grade, and the availability of certain debt products may be greater for borrowers with investment grade credit ratings. Currently, we are a “split-rated” borrower, having investment grade ratings from A.M. Best, Fitch and Moody’s and below investment grade credit rating from Standard & Poor’s. While influenced by conditions in the credit markets, it is reasonable to anticipate that our split rating will result in a higher cost of borrowing as compared to borrowers with only investment grade credit ratings.

Risks Related to the Insurance Industry

Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions.

Our insurance subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business. Regulation is generally designed to protect the interests of policyholders, as opposed to investors in the notes hereby, shareholders and non-policyholder creditors. Examples of governmental regulation that has adversely affected the operations of our insurance subsidiaries include:

•	the adoption in several states of legislation and other regulatory action intended to reduce the premiums paid for automobile insurance by residents of those states; and

•	requirements that insurance companies:

•	pay assessments to support associations that fund state-sponsored insurance operations, or

•	involuntarily issue policies for high-risk automobile drivers.

Regulations that could adversely affect our insurance subsidiaries also include statutory surplus and risk-based capital requirements. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. The failure of an insurance subsidiary to maintain levels of statutory surplus that are sufficient for the amount of insurance written by it could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

Similarly, the National Association of Insurance Commissioners has adopted a system of assessing minimum capital adequacy that is applicable to our insurance subsidiaries. This system, known as risk-based capital, is used to identify companies that may merit further regulatory action by analyzing the adequacy of the insurer’s surplus in relation to statutory requirements.

Because state legislatures remain concerned about the availability and affordability of property and casualty insurance and the protection of policyholders, our insurance subsidiaries expect that they will continue to face efforts to regulate their operations. Any one of these efforts could adversely affect the operating results and financial condition of the insurance subsidiaries and their resulting ability to pay dividends to us.

In addition, regulatory authorities have broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, where there is uncertainty as to applicability, our insurance subsidiaries follow practices based on their interpretations of regulations or practices that they believe generally to be followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If our insurance subsidiaries do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend them from carrying on some or all of their activities or otherwise penalize them. This could adversely affect our insurance subsidiaries’ ability to operate their businesses. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our insurance subsidiaries ability to operate our business.

The financial position of our insurance subsidiaries also may be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy. As a result, the full extent of liability under the policy may not be known for many years after a contract is issued.

The United States Senate, the Department of Labor, the National Association of Insurance Commissioners (NAIC), as well as the attorneys general and insurance regulatory officials of various states are currently investigating the character and extent of certain market practices within the insurance industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which compensation to producers has been disclosed to insureds, the solicitation and provision of fictitious or inflated quotes, the illegal tying of insurance contracts to reinsurance placements, the use of improper inducements to employers and the use of certain finite reinsurance purchased by insurance companies. In addition to these government investigations, class action lawsuits relating to these market practices and specific types of illegal activity have been filed against various members of the insurance industry.

At our request, an outside law firm conducted a thorough investigation of all of our actions, relationships and dealings with Marsh & McLennan Companies Inc. and other brokers. They concluded that there was no evidence of improper activity by any of our employees. We have also responded to inquiries by two state insurance departments requesting information. We indicated in our responses that we have no knowledge of any analogous incidents that involve us. It is possible that we will become subject to further investigations and have lawsuits filed against us. Because these government investigations and lawsuits continue to grow in number and spread in scope, it is not possible at this time to determine the ultimate impact upon the insurance industry and upon us. Any involvement us in investigations and lawsuits would cause us to incur legal costs and, if we were found to have violated any laws, we could be required to pay fines and/or damages, perhaps in material amounts. In addition, we could be materially adversely affected by the negative publicity for the insurance industry related to these proceedings, and by any new industry-wide regulations or practices that may result from these proceedings.

Adverse developments in the insurance industry may negatively affect our business.

Approximately 31.2% of our net written premiums for each of the years ended December 31, 2004 and 2003, were generated from personal automobile and homeowners’ insurance policies. Adverse developments in the markets for personal automobile or homeowners’ insurance, or in the insurance industry in general, could cause our results of operations to suffer. Our industry is exposed to the risks of severe weather conditions, such as rainstorms, snowstorms, hail and ice storms, hurricanes, tornadoes, earthquakes and, to a lesser degree, explosions, terrorist attacks and riots. The automobile and homeowners insurance business is also affected by cost trends that impact profitability. Factors which negatively affect cost trends include inflation in automobile repair costs, automobile parts costs, used car prices, medical care, building materials and labor. Increased litigation of claims may also negatively affect loss costs.

New claim and coverage issues in the automobile insurance industry may negatively impact our revenues.

As automobile insurance industry practices and regulatory, judicial, and consumer conditions change, unexpected and unintended issues related to claims and coverage may emerge. The issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the size of claims. Recent examples of emerging claims and coverage issues include:

•	the use of an applicant’s credit rating as a factor in making risk selection and pricing decisions;

•	the availability of coverages which pay different commission levels to agents depending upon premium level; and

•	a growing trend of plaintiffs targeting automobile insurers in purported class action litigation relating to claims-handling practices.

The effects of these and other unforeseen emerging claim and coverage issues could negatively impact our revenues or our methods of doing business.

The property and casualty insurance business is highly cyclical and intensely competitive.

Our insurance subsidiaries have experienced, and expect to experience in the future, prolonged periods of intense competition during which they are unable to increase prices sufficiently to cover costs. The inability of our insurance subsidiaries to compete successfully in the insurance lines in which they participate could adversely affect the insurance subsidiaries’ operating results and financial condition and their resulting ability to pay dividends to us.

Our insurance subsidiaries compete with domestic and foreign insurers, many of which have greater financial resources than our insurance subsidiaries. Competition involves many factors, including:

•	the perceived overall financial strength of the insurer;

•	levels of customer service to agents and policyholders, including the speed with which the insurer issues policies and pays claims;

•	terms, conditions and prices of products; and

•	experience in the insurance business.

A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the market, including banks and other financial service companies;

•	the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for excess and surplus lines of business;

•	regulation of the use of credit scoring in the underwriting of insurance policies;

•	programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative market types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

New competition as a result of these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

The personal automobile and homeowners’ insurance businesses are especially competitive and, except for regulatory considerations, there are relatively few barriers to entry. We compete with both large national writers and smaller regional companies. Some of our competitors have more capital and greater resources than we have, and may offer a broader range of products and lower prices than we offer. Some of our competitors that are direct writers, as opposed to agency writers as we are, may have certain competitive advantages, including increased name recognition, direct relationships with policyholders rather than with independent agents and, potentially, lower cost structures. All of these factors could potentially negatively impact our revenues.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The old notes that are surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not increase or decrease our indebtedness. We will bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

CAPITALIZATION

The following table sets forth our consolidated capitalization (1) as of December 31, 2004 and (2) as adjusted to give effect to the issuance of the new notes. You should read the following data together with the consolidated financial statements and notes to the consolidated financial statements and other financial and operating data included elsewhere in this offering memorandum or incorporated in this offering memorandum by reference.

	December 31, 2004
	Actual	As Adjusted
	($ in millions)
New Notes offered hereby	$—	$182.5
Old Notes	182.5	—
7.30% Senior Notes due 2014	197.6	197.6

Other	3.2	3.2

Total debt	383.3	383.3

Shareholders equity:
Common shares, $.125 par value
Authorized: 150,000,000
Issued shares: 72,418,344	9.0	9.0
Accumulated other comprehensive income	259.1	259.1
Retained earnings	1,161.5	1,161.5
Treasury shares, at cost:
Shares: 10,209,215	(134.7)	(134.7)

Total shareholders’ equity	1,294.9	1,294.9

Total capitalization	$1,678.2	$1,678.2

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on a historical basis for each of the periods indicated:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2003	2002
Consolidated Ratio of Earnings to Fixed Charges	8.20	7.63	8.36	0.53	*

*	Due to our losses in 2002, our ratio coverage was less than 1:1. To have achieved a coverage of 1:1, we would have needed to generate additional earnings of $6,706,000 in 2002.

BOOK VALUE PER COMMON SHARE

The following table sets forth our book value per common share on a historical basis for each of the periods indicated:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2004	2003	2002
Book Value per Common Share	$20.32	$18.71	$20.82	$18.80	$17.43

PRICE RANGE AND DIVIDEND POLICY OF OUR COMMON SHARES

Our common shares are quoted on the Nasdaq National Market under the symbol “OCAS.” The following table sets forth, for the periods indicated, the high and low reported prices for our common shares, as reported by the Nasdaq National Market:

2002	HIGH	LOW
First Quarter	$19.50	$15.00
Second Quarter	22.24	18.21
Third Quarter	20.90	15.56
Fourth Quarter	18.40	11.01

2003	HIGH	LOW
First Quarter	$13.25	$11.38
Second Quarter	14.66	11.58
Third Quarter	15.14	12.95
Fourth Quarter	17.79	14.13

2004	HIGH	LOW
First Quarter	$20.25	$17.00
Second Quarter	20.93	17.80
Third Quarter	20.95	18.47
Fourth Quarter	23.53	19.30

2005	HIGH	LOW
First Quarter (through February 18, 2005)	$24.50	$22.49

On February 18, 2005, the closing sale price quoted on the Nasdaq National Market for our common shares was $24.09 per share. As of February 11, 2005, there were 62,286,918 common shares outstanding held by 4,749 holders of record.

Our board of directors discontinued Ohio Casualty’s regular quarterly dividend in February 2001, however, our board of directors considers from time to time whether to pay any cash dividends on our common shares.

DESCRIPTION OF THE NEW NOTES

The new notes will be issued under a new indenture between us and HSBC Bank USA, N.A., as trustee. The following description of provisions of the new notes is not complete and is subject to, and qualified in its entirety by reference to, the new notes and the new indenture. We will furnish any holder a copy of the new indenture, which has in it the form of the new notes, without charge, upon written request made to Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio, 45014, Attention: Secretary. A copy of the form of the new indenture was filed with the Securities and Exchange Commission on February 22, 2005 as an exhibit to our Schedule TO.

General

The new notes will be general unsecured obligations of Ohio Casualty and will rank equal in right of payment to all of our existing and future unsecured senior debt. The new notes will effectively rank junior to our secured indebtedness as to the assets securing such indebtedness and to all indebtedness of our subsidiaries as to the assets of those subsidiaries. The terms of the new notes will not limit our ability or the ability of our subsidiaries to incur additional indebtedness that will be senior to the notes. We had approximately $3.2 million of secured indebtedness outstanding as of December 31, 2004.

The new notes are convertible into a combination of cash and our common shares as described under “Description of the New Notes—Conversion Rights” below. We may issue up to $184,250,000 aggregate principal amount of the new notes, which mature on March 19, 2022, unless earlier redeemed by us or repurchased by us at the option of the holder, whether at the times provided or upon the occurrence of a change of control (as defined below). Interest on the new notes will accrue from the last date on which interest was paid on the old notes. Interest will be payable semi-annually on March 19 and September 19 of each year to holders of record at the close of business on the preceding March 4 and September 4, respectively, beginning September 19, 2005. However, we currently intend to redeem all or a portion of both the new notes as well as any old notes that remain outstanding, prior to that date. We may pay interest on new notes represented by certificated notes by check mailed to those holders. However, a holder of new notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal will be payable at the office of the paying agent, which is the trustee located in New York, New York. The notes may be presented for conversion at the office of the conversion agent, and for registration of transfer and exchange at the office of the registrar, each such agent being the trustee at its office located in New York, New York. We will not charge a service fee for any registration of transfer or exchange, but we may require payment of transfer taxes or other assessments.

The new indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of any other indebtedness. The new indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Ohio Casualty except to the extent described under “Description of the New Notes— Repurchase at Option of Holders Upon a Change of Control” below.

Book-Entry Form

The new notes are represented by one or more global securities. Each global security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the new notes will not be issued in definitive form.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (“PARTICIPANTS”) deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants (“DIRECT PARTICIPANTS”) include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons with the respective principal amounts of the new notes represented by the global security. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by that global security for all purposes under the new indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have new notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of new notes in definitive form and will not be considered the owners or holders thereof under the new indenture. Principal and interest payments, if any, on new notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the security registrar for the new notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

Beneficial owners of interests in global securities who desire to convert their interests into cash and common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

Unless and until they are exchanged in whole or in part for new notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue new notes in definitive form in exchange for the global securities relating to the new notes. In addition, we may at any time and in our sole discretion determine not to have the new notes or portions of the new notes represented by one or more global securities and, in that event, will issue individual new notes in exchange for the global security or securities representing the new notes. Further, if we so specify with respect to any new notes, an owner of a beneficial interest in a global security representing the new notes may, on terms acceptable to us and the depositary for the global security, receive individual new notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of new notes represented by the global security equal in principal amount to the beneficial interest, and to have the new notes registered in its name. New notes so issued in definitive form will be issued as registered new notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Conversion Rights

Subject to satisfaction of one of the conditions described below, holders may surrender new notes for conversion into a combination of cash and our common shares, as further described below, with a value equal to an initial conversion rate of 44.2112 common shares per $1,000 principal amount of notes. This is equal to an initial conversion price of $22.6187 per common share. Notes may be submitted for conversion in multiples of $1,000 principal amount. A holder of new notes otherwise entitled to a fractional share (which shall be rounded to four decimal places) will receive cash in an amount equal to the value of such fractional share based on the average of the sale prices (as defined under “Conversion Rights Based on Common Share Price” below) of our common shares on each of the thirty consecutive trading days in the applicable conversion reference period. The conversion rate and the conversion price in effect at any time of determination are referred to as the “conversion rate” and the “conversion price,” respectively. The conversion price will be subject to adjustment as described below.

If you surrender your notes for conversion, you will receive, in respect of each $1,000 of principal amount of new notes, (a) cash in an amount (the “principal return”) equal to the lesser of (1) the principal amount of each new note or (2) the conversion value (as described below); and (b) a number of common shares (the “net shares”) equal to the sum of the daily share amounts (calculated as described below) for each of the thirty consecutive trading days in the applicable conversion reference period (as defined below), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the new notes.

The “applicable conversion reference period” means:

•	For new notes that are converted after we have mailed a redemption notice to holders of new notes pursuant to the new indenture, the thirty consecutive trading days beginning on the trading day (as defined under “Conversion Rights Based on Common Share Price” below) following the redemption date (in the case of a partial redemption, this clause applies only to those new notes which would be actually redeemed); or

•	In all other cases, the thirty consecutive trading days beginning on the trading day following the conversion date.

The “conversion value” is equal to (1) the conversion rate, multiplied by (2) the average of the sale prices (as defined under “Conversion Rights Based on Common Share Price” below) of our common shares on each of the thirty consecutive trading days in the applicable conversion reference period. The conversion rate shall be, at any time of determination, $1,000 divided by the conversion price in effect at such time of determination, rounded to four decimal places. The conversion rate shall be initially equal to 44.2112 common shares. The conversion price shall be initially equal to $22.6187 per common share. The conversion price is subject to adjustment upon the occurrence of any of the events described below under “Conversion Price Adjustments.”

The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	Zero; or

•	A number of common shares determined by the following formula:

(sale price on that trading day x conversion rate) – $1,000
30 x sale price on that trading day

The daily share amount for each day shall be rounded to four decimal places.

We will pay the cash in respect of the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the applicable conversion reference period, but in no event later than five business days thereafter.

Except as otherwise described below, holders will not receive any payment (in cash or check, referred to as a “cash payment”) representing accrued and unpaid interest, if any, upon conversion of a new note and we will not adjust the conversion price to account for the accrued and unpaid interest, if any. Delivery of the principal return, net shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the new notes, including accrued and unpaid interest, if any. Accrued and unpaid interest, if any, will be deemed canceled, extinguished or forfeited rather than paid in full. The Trustee will initially act as the conversion agent.

If new notes are converted after a record date for an interest payment, but prior to the next interest payment date, those notes, other than new notes called for redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem the new notes. In the case of new notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price. In the case of new notes for which a holder has delivered a change in control purchase notice as described below, conversion rights will expire on the close of business on the business day preceding the date fixed for the change in control repurchase.

Upon determination that holders of new notes are or will be entitled to convert their notes into a combination of cash and common shares, if any, we will issue a press release and publish such information on our website. See “Where You Can Find Additional Information” for our website address.

New notes for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the new notes may be surrendered for conversion only if such notice is withdrawn in accordance with the new indenture.

Conversion Rights Based on Common Share Price

If, as of the last day of any calendar quarter beginning with the quarter ending March 31, 2005, the closing sale price of our common shares for at least 20 trading days in a period of 30 consecutive trading days (as defined below) ending on the last trading day of such quarter is more than 110% of the conversion price on the last day of such quarter, then on and after the first day of the following quarter holders may surrender notes for conversion into a combination of cash and common shares at any time at their option until the close of business for that calendar quarter.

The “sale price” of our common shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the Nasdaq National Market or such other principal

United States securities exchange on which the common shares are traded or, if the common shares are not listed on a United States inter-dealer automated quotation system or national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

“Trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if the common shares are not listed on the Nasdaq National Market, on the New York Stock Exchange or principal other national or regional securities exchange on which the common shares are then listed or, if the common shares are not listed on a national or regional securities exchange, on the principal other market on which the common shares are then traded.

Conversion Rights Based on Credit Ratings Downgrade

Holders may also surrender new notes for conversion during any period in which the credit rating assigned to the new notes is Ba2 or lower by Moody’s or B+ or lower by Standard & Poor’s, the new notes are no longer rated by either Moody’s or Standard & Poor’s, or the credit ratings assigned to the new notes have been suspended or withdrawn by either Moody’s or Standard & Poor’s. The new notes will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are increased above such levels.

Conversion Rights Upon Notice of Redemption.

A holder may surrender for conversion new notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if such new notes are not otherwise convertible at such time.

Conversion Rights Upon Occurrence of Certain Corporate Transactions.

If we are party to a consolidation, merger or binding share exchange pursuant to which our common shares would be converted into cash, securities or other property, the new notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert new notes into a combination of cash and common shares will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted the holder’s new notes immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder’s new notes as described under “Description of the New Notes—Repurchase at Option of Holders Upon a Change of Control.”

In the event we elect to make a distribution described in clause (3) or (4) of the first paragraph under “Description of the New Notes—Conversion Rights—Conversion Price Adjustments” below which, in the case of clause (4), has a per share value (as determined by our directors) equal to more than 15% of the sale price of our common shares on the trading day preceding the declaration date for such distribution, we will give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the new notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion price or the ability of a holder of notes to convert will be made if we provide that holders of new notes will participate in the transaction without conversion or in certain other cases.

Delivery of Cash and Common Shares

Our delivery to the holder of cash in respect of the principal return, cash in lieu of fractional shares and the net shares, if any, will be deemed to satisfy our obligation to pay the principal amount at maturity of the notes.

The principal return and cash in lieu of fractional shares, together with a certificate for the number of full common shares equal to the net shares, if any, will be delivered through the conversion agent as soon as practicable following the applicable conversion reference period, but in no event later than five business days thereafter.

To convert new notes into principal return and net shares, a holder must:

•	complete and manually sign the conversion notice on the back of the new note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the new note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

Under the new indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

Conversion Price Adjustments.

The initial conversion price will be adjusted for certain events, including:

1.	the issuance of our common shares as a dividend or distribution on our common shares;

2.	certain subdivisions and combinations of our common shares;

3.	the issuance to all holders of our common shares of rights or warrants (other than rights or warrants referred to in clause (4) below) to purchase our common shares (or securities convertible into our common shares) at less than (or having a conversion price per share less than) the current market price of our common shares;

4.	the dividend or other distribution to all holders of our common shares of shares of our capital shares (other than common shares) or evidence of our indebtedness or other assets (including securities, but excluding: (A) those rights and warrants referred to in clause (3) above, (B) distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described in the next paragraph, or (C) distributions paid exclusively in cash);

5.	dividends or other distributions consisting exclusively of cash to all holders of our common shares to the extent that such distributions, combined together with (A) all other all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value (as determined by our directors) of other consideration paid for any tender offers by us or any of our subsidiaries for our common shares concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common shares and the number of our common shares then outstanding; and

6.	the purchase of our common shares pursuant to a tender offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value as determined by our directors of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common shares expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common shares within 12 months preceding the expiration of that tender offer for which no adjustments have been made, exceeds 10% of our market capitalization (determined in accordance with the new indenture) on the expiration of such tender offer.

For purposes of these conversion price adjustments, “current market price” as of any date generally means the average of the daily sale prices per common share for the ten consecutive trading days immediately prior to the date in question.

In the case of:

•	any reclassification or change of our common shares (other than changes in par value or resulting from a subdivision or combination) or

•	a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets, in each case as a result of which holders of our common shares are entitled to receive shares, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, the holders of the new notes then outstanding will be entitled thereafter to convert those new notes into the kind and amount of shares, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such new notes been converted into principal return and net shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

In the event that we pay a dividend or make a distribution on our common shares consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion price will be adjusted based on the sale price of the securities so distributed (or, if there is no sale price, on the fair market value as determined by our directors) relative to the sale price of our common shares, in each case based on the sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend” trading commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

We may from time to time, to the extent permitted by law, reduce the conversion price of the new notes by any amount if:

•	the reduction is for a period of at least 20 days;

•	the reduction is irrevocable during the period; and

•	our directors have determined that the reduction is in our best interests.

In that case we will give at least 15 days’ notice of such decrease.

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect. Any adjustment that would be required to be made but for this 1% limitation shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing.

Optional Redemption by Ohio Casualty

At any time on or after March 23, 2005, we may redeem some or all of the new notes on at least 30 but not more than 60 days’ notice, at the following prices (expressed in percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

During the Twelve Months Commencing	Redemption Price
March 23, 2005	102%
March 19, 2006	101%

and 100% from March 19, 2007 until maturity of the new notes.

We plan to redeem all or a portion of the new notes, as well as all or a portion of any remaining old notes, shortly after the completion of this Exchange Offer.

If we do not redeem all of the new notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

No sinking fund is provided for the new notes.

Purchase of Notes at the Option of the Holder

On March 19 of 2007, 2012 and 2017, holders may require us to purchase any outstanding new notes for which the holder has properly delivered and not withdrawn a written purchase notice, subject to additional conditions. Holders may submit the purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

The purchase price for new notes will be 100% of principal amount plus accrued and unpaid interest to, but excluding, the purchase date.

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their new notes.

The purchase notice given by each holder electing to require us to purchase new notes shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

•	the certificate numbers of the holder’s new notes to be delivered for purchase;

•	the portion of the principal amount of new notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes.

In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

Our obligation to pay the purchase price of new notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the new notes, together with necessary endorsements, to the paying agent. We will cause the purchase price of the new notes to be paid promptly following the later of the purchase date or the time of delivery of the new notes.

If, on the purchase date, the paying agent holds money sufficient to pay the purchase price of the new notes in accordance with the terms of the new indenture, then, on and after the purchase date, the new notes will cease to be outstanding and interest on the new notes will cease to accrue, whether or not the new notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the new notes.

We may not purchase any new notes for cash at the option of holders if an event of default with respect to the new notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Repurchase at Option of Holders Upon a Change of Control

If a change of control (as defined below) occurs, each holder of new notes will have the right to require us to repurchase all of that holder’s new notes not previously called for redemption, or any portion of those new notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the new notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of new notes, as provided in the new indenture, of the occurrence of the change of control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of new notes must deliver prior to the close of business on the business day immediately preceding the 45th day after the date of our notice written notice to the paying agent for the notes of the holder’s exercise of its repurchase right. We will cause the repurchase price of the new notes to be paid promptly following the later of the date of repurchase or the time of delivery of the new notes.

If, on the repurchase date, the paying agent holds money sufficient to pay the repurchase price of the new notes in accordance with the terms of the new indenture, then, on and after the repurchase date, the new notes will cease to be outstanding and interest on the new notes will cease to accrue, whether or not the new notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the new notes.

Under the new indenture, a “change of control” of Ohio Casualty will be deemed to have occurred at such time after the original issuance of the new notes when the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our common shares (1) cease to be listed, traded or quoted on a national securities exchange, the Nasdaq National Market, any other quotation system or over-the-counter market or (2) cease to be registered under the Securities Exchange Act of 1934; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

1.	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

2.	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common shares solely into common shares of the surviving entity.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934.

In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

•	file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

The foregoing provisions would not necessarily protect holders of the new notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase new notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of our existing and future senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the new notes that might be delivered by holders of new notes seeking to exercise the repurchase right. Any failure by us to repurchase the new notes when required following a change of control would result in an event of default under the new indenture. Any such default may, in turn, cause a default under our existing and future senior debt.

Events of Default

Each of the following constitutes an event of default under the new indenture:

1.	our failure to pay when due the principal of or premium, if any, on any of the new notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

2.	our failure to pay an installment of interest (including liquidated damages, if any) on any of the new notes that continues for 30 days after the date when due;

3.	our failure to deliver the principal return, cash in lieu of fractional shares and net shares, if any, when such principal return, such cash in lieu of fractional shares and such net shares, if any, is required to be delivered upon conversion of a note, which failure continues for ten days after the required delivery date;

4.	our failure to perform or observe any other term, covenant or agreement contained in the new notes or the new indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the new notes then outstanding;

5.	(A) one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $10 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a 30 day period after the date of such default or (B) any of our indebtedness aggregating $10 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a 30 day period after the date of such acceleration;

6.	our failure to provide timely notice of a change in control;

7.	certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

8.	our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code or state insurance insolvency laws.

The new indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the new notes notice of all uncured defaults, but the trustee shall be protected in withholding such notice if it determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, interest on, or other similar obligation with respect to the notes.

If an event of default specified in clause (7) or clause (8) above occurs and is continuing, then automatically the principal and interest on all the new notes shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) or clause (8) above (the default not having been cured or waived as provided under “Description of the New Notes—Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding may declare the new notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of new notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the new notes then outstanding upon the conditions provided in the new indenture.

The new indenture provides that the holders of a majority in aggregate principal amount of the new notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the new indenture or that the trustee determines is unduly prejudicial to the rights of other holders, unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the new indenture.

Merger and Sales of Assets

We may, without the consent of the holders of new notes, consolidate with, merge into or transfer all or substantially all of our assets to any other person organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving corporation assumes all our obligations under the new indenture and the new notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	other conditions are met.

Modifications and Waiver

The new indenture (including the terms and conditions of the new notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of new notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of new notes if any reclassification or change of our common shares or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of new notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of new notes in any material respect;

•	complying with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the new indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the new indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the new notes in any material respect;

•	adding or modifying any other provisions which we deem necessary or desirable and which will not adversely affect the interests of the holders of the new notes in any material respect;

•	complying with the provisions of the new indenture relating to when we may consolidate, merge or dispose of assets;

•	providing for uncertificated new notes; or

•	adding to our covenants or obligations for the protection of the holders of the new notes or surrendering any of our rights, powers or options under the new indenture.

Modifications and amendments to the new indenture or to the terms and conditions of the new notes may also be made, and past default by us generally may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the new notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium or interest on any note (including any payment of liquidated damages), or the redemption price, repurchase price or change in control repurchase price with respect to any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions in the new indenture concerning corporate reorganizations, adversely affect the repurchase options of holders or the conversion rights of holders of the new notes; or

•	reduce the percentage in aggregate principal amount of new notes outstanding necessary to modify or amend the new indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the new indenture while new notes remain outstanding, subject to certain conditions, if:

•	all outstanding new notes will become due and payable at their scheduled maturity within one year, or

•	all outstanding new notes are scheduled for redemption within one year,

•	and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding new notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to deliver the principal return and net shares, if any, upon conversion of the new notes.

Governing Law

The new indenture and the new notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

HSBC Bank USA, N.A., as trustee under the new indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the new notes. The new notes are effectively subordinated to the prior claim of the trustee to receive compensation and reimbursement for reasonable expenses, disbursements and advances and to be indemnified by us as provided in the new indenture. EquiServe Trust Company, N.A. is the transfer agent and registrar for our common shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

No Transfer Restrictions

The new notes will not be subject to transfer restrictions. All of the old notes are freely transferable, either because they have been resold pursuant to a resale shelf registration statement or because they have been held by non-affiliates of Ohio Casualty for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act of 1933. Accordingly, all of the new notes issued in this Exchange Offer will be freely transferable and will be represented by a single unrestricted CUSIP number. Similarly, our common shares issuable upon conversion of the new notes will be freely transferable and not subject to any transfer restrictions.

THE EXCHANGE OFFER

General

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the old notes are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to below filed with the SEC on May 17, 2002 or because they have been held by non-affiliates of Ohio Casualty for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act of 1933. Accordingly, all of the new notes issued in this exchange offer will be freely transferable and will be represented by a single unrestricted CUSIP number.

On March 13, 2002, we completed the original offering of old notes. The offering was made pursuant to Rule 144A under the Securities Act and not registered under the Securities Act. We filed a registration statement with the SEC covering resales of the old notes and our common shares issuable upon exchange of the old notes that became effective on May 17, 2002. Under the Registration Rights Agreement dated March 19, 2002 by and between us, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments, Inc., our obligation to keep such registration statement effective ended on March 19, 2004.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying Letter of Transmittal, to exchange $1,000 principal amount at maturity of new notes for each $1,000 principal amount at maturity of validly tendered and accepted old notes. We are offering to exchange all of the old notes. However, the Exchange Offer is subject to the conditions described in this offering memorandum.

You may tender all, some or none of your old notes, subject to the terms and conditions of the Exchange Offer. Holders of old notes must tender their old notes in a minimum $1,000 principal amount and multiples thereof.

The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the Exchange Offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our finance committee of the board of directors, pursuant to the authority delegated to them by the board of directors, approved the making of the Exchange Offer. However, our finance committee does not make any recommendation as to whether you should tender old notes pursuant to the Exchange Offer. You must make the decision whether to tender old notes and, if so, how many old notes to tender.

We expect there to be potential accounting and tax benefits to us with new notes relative to old notes:

•	The reduction to share dilution associated with net share settlement upon conversion of the new notes may result in enhanced reported earnings per share results.

•	Prior to potential conversions of the new notes, we may be able to use the “treasury stock equivalent” method of diluted earnings per share accounting under EITF 90-19 for the new notes, which would result in enhanced reported diluted earnings per share results.

•	The settlement upon conversion of the principal amount of the new notes in cash would allow for us not to lose the deductions, for tax purposes, on the unamortized issuance costs that we would lose upon a share-settled conversion under the old notes.

Conditions

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange old notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer and may postpone the acceptance for exchange of old notes so tendered on or prior to the Expiration Date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the Expiration Date:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	the trustee of the old notes shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the acceptance of, or exchange for, the old notes; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any significant change in the price of the old notes which is adverse to us;

•	a material impairment in the trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other even that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

•	in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Exchange Offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the Exchange Offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date for the Exchange Offer is 12:00 midnight, New York City time, on March 21, 2005, unless the period for the Exchange Offer is extended, in which case, the Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

We reserve the right, in our sole discretion, to (1) delay acceptance of any old notes, (2) extend the Exchange Offer, (3) terminate the Exchange Offer or (4) amend the Exchange Offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by oral or written notice thereof to the exchange agent.

If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

Interest on the new notes will accrue from the last date on which interest was paid on the old notes. Interest on the new notes is payable semiannually on March 19 and September 19 commencing September 19, 2005.

Exchange Fee

Subject to consummation of the Exchange Offer, if you validly tender your old notes and do not withdraw your tender prior to the Expiration Date, you will receive an exchange fee equal to 0.35% of the principal amount of the old notes as soon as practicable after the consummation of the Exchange Offer. If your old notes are not received by the exchange agent prior to the Expiration Date, or if you withdraw your tender of the old notes prior to the Expiration Date, you will not receive the exchange fee.

Procedures for Tendering

To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 12:00 midnight, New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such old notes into the exchange agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO OHIO CASUALTY CORPORATION. Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The Letter of Transmittal need not be completed if the Old Notes are being tendered by book-entry transfer to the account maintained by the exchange agent at The Depository Trust Company pursuant to the procedures set forth below and (b) an “agent’s message” is delivered to the exchange agent as described below.

The tender by a holder of old notes will constitute an agreement between such holder and Ohio Casualty in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the old notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Ohio Casualty, evidence satisfactory to Ohio Casualty of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered old notes will be determined by Ohio Casualty, in its sole discretion, which determination will be final and binding. Ohio Casualty reserves the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for Ohio Casualty, be unlawful. Ohio Casualty also reserves the absolute right to waive any irregularities or conditions of tender as to particular old notes. Ohio Casualty’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as Ohio Casualty shall determine. Neither Ohio Casualty, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

In addition, Ohio Casualty reserves the right, in its sole discretion, subject to the provisions of the old indenture, to purchase or make offers for any old notes that remain outstanding subsequent to the Expiration Date and to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of new notes for old notes tendered by a Letter of Transmittal, by executing and delivering a Letter of Transmittal (or agreeing to the terms of a Letter of Transmittal pursuant to an agent’s message), a tendering holder of old notes:

•	irrevocably sells, assigns and transfers to or upon the order of Ohio Casualty all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the old notes tendered thereby;

•	waives any and all rights with respect to the old notes;

•	releases and discharges Ohio Casualty and the Trustee with respect to the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old notes;

•	represents and warrants that the old notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the new notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the Exchange Offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the Exchange Offer, delivery of your old notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the Expiration Date with respect to the Exchange Offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the old notes and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the Letter of Transmittal; or

•	the old notes are tendered for the account of an “Eligible Guarantor Institution” (defined in Instruction 3 of the Letter of Transmittal).

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all old notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the old notes. See “The Exchange Offer—Conditions.” For purposes of the Exchange Offer, the old notes shall be deemed to have been accepted as validly tendered for exchange when Ohio Casualty gives oral or written notice to the exchange agent.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the Exchange Offer will be made only after the exchange agent has timely received a Book-Entry Confirmation of such old notes into its account at the Book-Entry Transfer Facility and a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this offering memorandum. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address listed on the back cover page of this offering memorandum, on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Ohio Casualty (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three Nasdaq Trading Market trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent, and

•	a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the exchange agent within three Nasdaq Trading Market trading days after the date of execution of the Notice of Guaranteed Delivery.

Effect of Tender

Any valid tender by a holder of old notes that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and Ohio Casualty upon the terms and subject to the conditions of this offering memorandum and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes pursuant to the Exchange Offer, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date. If you withdraw your tender of the old notes prior to the Expiration Date, you will not receive the exchange fee.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 12:00 midnight, New York City time, on the Expiration Date at one of the addresses set forth under “The Exchange Offer—Exchange Agent.” Any such notice of withdrawal must specify:

•	the name and number of the account at the Book-Entry Transfer Facility from which the old notes were tendered;

•	identify the principal amount of the old notes to be withdrawn; and

•	specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such Book-Entry Transfer Facility.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Ohio Casualty, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the old notes promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Book-Entry Transfer” at any time on or prior to the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the Exchange Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if new notes in book-entry form are to be registered in the name of any person other than the person signing the Letter of Transmittal;

•	if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	if satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the old notes tendered by such holder.

Exchange Agent

HSBC Bank USA, N.A. has been appointed the exchange agent for the Exchange Offer. Any Letter of Transmittal, Notice of Guaranteed Delivery and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of old notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this offering memorandum.

Information Agent

MacKenzie Partners, Inc. has been appointed as the information agent for the Exchange Offer. Questions concerning tender procedures and requests for additional copies of this offering memorandum or the Letter of Transmittal should be directed to the information agent at the address listed on the back cover page of this offering memorandum. Holders of old notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer.

Financial Advisor

We have retained Banc of America Securities as our exclusive financial advisor in connection with the Exchange Offer. We are paying Banc of America Securities customary fees for its services and have agreed to indemnify them for certain liabilities. Banc of America Securities’ compensation is in no way contingent on the results or the success of the Exchange Offer. Banc of America Securities has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendation with respect thereto.

Fees and Expenses

We will bear the expenses of the Exchange Offer. We will pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Tendering holders of old notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by our officers and other employees and the officers and employees of our affiliates.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the old notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The exchange agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Ohio Casualty and our subsidiaries.

DESCRIPTION OF OUR SHARE CAPITAL

Common Shares

The following description of the material attributes of our common shares, par value $0.125 per share, is subject to and qualified in its entirety by reference to detailed provisions of our amended articles of incorporation, as amended, and our code of regulations, as amended.

General

Our articles currently authorize the issuance of 150,000,000 common shares. As of December 31, 2004, we had 62,209,129 common shares issued and outstanding, all of which are fully paid and nonassessable. Our common shares are quoted on the Nasdaq National Market under the symbol “OCAS”.

Voting Rights

Subject to contrary provisions of law or our articles, each common share is equal to every other common share and entitles its holder to one vote on all matters properly presented to the shareholders for their vote. Our code of regulations provide for the election of directors by a plurality vote of the shareholders. Shareholders do not have cumulative voting rights in the election of directors. All other actions, other than the removal of directors, submitted to the shareholders may be taken by the vote, consent, waiver or release of the holders of a majority of our voting shares, except as otherwise expressly provided by law and except as set forth in our articles for certain actions which have not received the prior approval of two-thirds of our directors and in the case of certain business combinations. The supermajority and business combination provisions are described below under the heading “Description of Our Share Capital—Anti Takeover Provisions.” Subject to contrary provisions of law or our articles, the common shares are voted together with the preferred shares as a single class.

Dividends

Subject to any rights to receive dividends or distributions of the holders of preferred shares, holders of common shares are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by our board of directors from funds legally available for such dividends. We are dependent on dividend payments from our insurance subsidiaries in order to meet operating expenses and to pay dividends. State insurance laws impose various restrictions on the payment of dividends by insurance companies and require prior approval by the state insurance department if the dividend exceeds certain specified amounts.

Restrictions on Transfer

Neither our articles nor our code of regulations contain any restrictions on transfer of the common shares.

Preemption, Redemption, Conversion, Repurchase and Sinking Fund Provisions

Holders of common shares do not have any preemptive rights to subscribe for or purchase any additional securities issued by us, except such rights as the board of directors may determine. No redemption, conversion, repurchase or sinking fund provisions are associated with our common shares.

Liquidation

In the event of liquidation, holders of common shares will share with each other, on a ratable basis as a single class, in our net assets available for distribution after payment of liabilities and the liquidation of any preferred shares then outstanding.

Anti-Takeover Provisions

Articles and Regulations

Our articles and code of regulations contain provisions that may have anti-takeover effects.

The articles provide:

•	for the elimination of cumulative voting in the election of directors;

•	that the directors may fix the designations, preferences and other terms of the preferred shares;

•	that business combinations involving Ohio Casualty and a person who beneficially owns 20% or more of the voting power of Ohio Casualty, or anyone affiliated or associated with a 20% or more shareholder, must be approved by the holders of the greater of:

•	80% of the outstanding common shares, or

•	the percentage obtained by dividing (i) the sum of (a) the number of outstanding common shares owned by such 20% or more shareholder (or such affiliate or associate of a 20% or more shareholder) plus (b) two-thirds of the number of outstanding common shares held by the other shareholders, by (ii) the total number of outstanding common shares held by all shareholders, unless the business combination satisfies specified conditions relating to the fairness of the consideration to be received by the shareholders and the business combination receives shareholder approval;

•	that the holders of 80% of the voting power must approve any of the following, unless the matter has been previously approved by two-thirds of the directors:

•	an amendment to our articles or regulations or the adoption of new articles or regulations;

•	mergers, consolidations, combinations and majority share acquisitions;

•	issuances of shares requiring shareholder approval;

•	dispositions of all or substantially all of our assets;

•	voluntary dissolution; and

•	a proposal to fix or change the number of directors.

In addition, our code of regulations provides for:

•	the classification of the board of directors into three classes so that each director serves for three years, with one class being elected each year;

•	the approval of the holders of at least 80% of the voting power to remove directors;

•	special advance notice requirements to nominate directors; and

•	the approval of the holders of at least 50% of the voting power to call a special meeting of shareholders.

Amended and Restated Rights Agreement

We have adopted a shareholders’ rights plan under which one-half of a common purchase right is currently associated with each outstanding common share. The rights become exercisable only if a person or group, without the prior approval of our directors, acquires 20% or more of our outstanding common shares or commences or publicly announces that it intends to commence a tender or exchange offer which, if completed, would result in a person or group owning 20% or more of our outstanding common shares. Under certain circumstances after the rights become exercisable, each right would entitle the holder (other than the 20% shareholder) to purchase common shares of Ohio Casualty having a value of twice the then exercise price of the rights. We may redeem the rights for a nominal price.

Ohio’s Anti-Takeover Laws

As an Ohio corporation, we are subject to the provisions of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” The Ohio Control Share Acquisition Statute provides that notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquiror to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power;

•	a majority or more of the voting power.

The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

We are also subject to Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, the Merger Moratorium Statute prohibits the following types of transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

•	the sale or acquisition of an interest in assets owned or controlled by the issuer or the acquirer meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares of the issuer having a fair market value at least equal to 5% of the aggregate fair market value of the issuer’s outstanding shares;

•	a transaction that increases the acquirer’s proportionate ownership of the issuer; and

•	the provision of any other benefit to the acquirer that is not shared proportionately by all shareholders.

The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Transactions subject to the Merger Moratorium Statute also may be subject to Ohio’s insurance laws and regulations, which subject transactions between affiliates in an insurance holding company system to review and prior approval by the Superintendent of Insurance. For purposes of the insurance laws, affiliates include persons owning or controlling more than 10% of the voting securities of a company within the insurance holding company system. Regulated transactions between insurers and their affiliates include sales, purchases, exchanges of assets, loans, extensions of credit, guarantees and certain investments.

In addition, we are subject to state statutes and regulations that govern the acquisition of control of insurance holding companies that own or control insurance companies domiciled in such states. Under these provisions, an offeror must receive prior approval by the Superintendent of Insurance for any transaction, whether it be a tender offer, a request for tender offers, an agreement to exchange securities, the acquisition of stock on the open market, a merger, or any other transaction, that results in the offeror acquiring 10% or more of our voting securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A. EquiServe’s mailing address is P.O. Box 43069, Providence, Rhode Island 02940-3069 and telephone number is 800-317-4445.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences to holders who participate, or determine not to participate, in the Exchange Offer. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that hold the old notes, or will hold the new notes, as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder (as defined below) that (A) is engaged in the conduct of a United States trade or business, (B) is a “controlled foreign corporation” for United States federal income tax purposes, or (C) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, and (ii) state, local, or foreign tax considerations. This summary assumes that a holder has held its old notes and will hold its new notes as a “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each holder is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations to holders who participate, or determine not to participate, in the Exchange Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

General

Modification of a Debt Instrument

Under general principles of United States federal income tax law, an exchange of an old debt instrument for a new debt instrument will be treated as a taxable exchange if the terms of the new debt instrument differ from the terms of the old debt instrument in a manner that is “economically significant” taking into account all of the pertinent facts and circumstances. In the case of an exchange offer where the issuer of an old debt instrument pays a fee to induce a holder to participate in the exchange, such as in the case of the Exchange Offer, the Treasury regulations require that the payment of the fee be taken into account for determining whether the effect of the consummation of the exchange is economically significant to the parties. The Treasury regulations provide, however, that where the payment of such a fee does not increase the yield to maturity of the debt instrument by more than 25 basis points over the remaining term of the instrument, such as in the case of the payment of the exchange fee, the payment of such a fee will not, by itself, cause the consummation of the exchange to be treated as a taxable event. Based upon all of the facts and circumstances, and taking into account the exchange fee payable upon the consummation of the Exchange Offer, we believe, and the following discussion assumes, that the consummation of the Exchange Offer should not be treated as a taxable event, for United States federal income tax purposes, for holders participating in the exchange.

Market Discount

A new note will be treated as having market discount in the hands of a holder if such holder had originally purchased the old note that was tendered in exchange for such new note at a discount to the stated principal amount at maturity of such old note in excess of a statutorily-defined de minimis amount.

Accrued But Unpaid Interest on Old Notes

Because no portion of the new notes will be issued in respect of accrued and unpaid interest on the old notes, we do not intend to treat for United States federal income tax purposes any portion of the new notes as attributable to accrued but unpaid interest on the old notes and the discussion below assumes that no portion of the new notes will be so characterized.

Consequences to Tendering U.S. Holders

Receipt of Exchange Fee

We believe that the exchange fee should be treated as the payment of a “fee,” for United States federal income tax purposes, in consideration for modifying the terms of the old notes. Accordingly, under this treatment, a U.S. Holder will be required to include the exchange fee in ordinary income, for United States federal income tax purposes, in the taxable year in which the exchange fee is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting.

Exchange of Old Notes for New Notes

A U.S. Holder who exchanges old notes for new notes pursuant to the Exchange Offer will generally (i) not recognize any gain or loss as a result of such exchange, (ii) have a holding period for the new notes that includes the holding period of the old notes, and (iii) have a aggregate tax basis in the new notes equal to the adjusted tax basis in the old notes tendered in exchange therefor.

Conversion of New Notes for Common Shares and Cash

If a holder converts new notes, and we deliver a combination of cash and common shares in satisfaction of our conversion obligation, a holder will generally not recognize loss, but will generally recognize capital gain (except to the extent of accrued “market discount” not previously included in income), if any, on new notes so converted in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common shares received upon the exchange plus cash received over the adjusted tax basis in new notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the holder’s holding period in respect of such new notes is more than one year. A holder’s tax basis in the common shares received should generally equal the adjusted tax basis in new notes tendered in exchange therefor, decreased by the cash received, and increased by any gain recognized. A holder’s holding period in the common shares received upon conversion of new notes will generally include the holding period of new notes so converted.

Sale, Exchange, Conversion Solely for Cash, or other Disposition of New Notes or Common Shares

Upon the sale, exchange, conversion solely for cash, or other disposition of new notes (other than a conversion of new notes into our common shares and cash, as described above) or our common shares previously received pursuant to a conversion of new notes, a holder will generally recognize capital gain (except to the extent of accrued market discount not previously included in income) or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the holder’s adjusted tax basis in new notes or common shares previously received pursuant to a conversion of new notes. Such gain or loss will be long-term if the holder’s holding period in respect of such new notes is more than one year.

Conversion, Sale, or Other Disposition of New Notes—Amounts Received Attributable to Accrued But Unpaid Interest

Common shares or cash received upon a conversion, sale, or other disposition of new notes which is attributable to accrued but unpaid interest on new notes will be excluded from the amount realized upon such disposition. Any such cash or common shares received will be deemed to be a payment in respect of such accrued but unpaid interest and, in the case of a cash method holder, will be subject to tax as ordinary interest income upon receipt. The holder’s tax basis in any such common shares received will be equal to the amount of the interest income attributable thereto and the holding period of the common shares will commence with the date of receipt.

Constructive Dividends

If at any time we make a distribution of property to our shareholders that would be subject to tax as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of new notes, the conversion price of new notes is increased, such increase may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to holders of new notes. For example, an increase in the conversion price in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to holders of new notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common shares generally will not.

Distributions Paid on Common Shares

Cash distributions, if any, paid on our common shares generally will be treated as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the common shares and thereafter as capital gain from the sale or exchange of such common shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. Dividends received by certain noncorporate U.S. Holders, including individuals, will generally be subject to tax at the lower applicable capital gain rate, provided certain holding period requirements are satisfied.

Consequences to Tendering Non-U.S. Holders

Receipt of Exchange Fee

As described above with respect to U.S. Holders, we currently intend to treat the exchange fee as a “fee” for United States federal income tax purposes. Accordingly, the exchange fee paid to a Non-U.S. Holder will be treated as a subject to withholding of United States federal income tax at a 30% rate. A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Exchange of Old Notes for New Notes

A Non-U.S. Holder participating in the Exchange Offer will generally not be subject to United States federal income tax.

Interest

Payments of interest on new notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that the statement requirements set forth in section 871(h) or 881(c) of the Code are satisfied. Such statement requirements generally will be satisfied if the beneficial owner of new notes certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

Dividends and Constructive Dividends

Dividends paid or constructive dividends deemed paid (see “Certain United States Federal Income Tax Consequences—Consequences to Tendering U.S. Holders—Constructive Dividends” above) to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.

Sale, Exchange, Redemption, or Conversion of New Notes or Common Shares Received Upon Conversion of New Notes

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, a conversion of new notes for stock and cash, or other disposition of new notes or common shares received upon conversion of new notes (including the receipt of cash in lieu of a fractional share).

Consequences to Non-Tendering Holders

If you do not tender your old notes, you will not recognize any gain or loss and you will have the same adjusted tax basis, holding period and accrued market discount, if any, (as described above) in the new notes that you had in the old notes immediately before the Exchange Offer.

Backup Withholding and Information Reporting

United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a holder if an Internal Revenue Service Form W-9, W-8BEN, or similar documentation is received or an exemption has otherwise been established. If a note is held by a holder through a non-U.S. office of a non-United States related broker or financial institution, backup withholding and information would not generally be required. Information reporting may apply, however, if the note is held by a holder through a non-U.S. office of a United States or United States related broker or financial institution and, in such case, if the holder fails to provide the appropriate form or documentation described above, backup withholding may apply.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be refunded or credited against the holder’s United States federal income tax liability, if any, if the holder provides, on a timely basis, the required information to the Internal Revenue Service.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements of Ohio Casualty Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated herein by reference to Ohio Casualty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by an independent registered public accounting firm, as set forth in the report filed therewith.

Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder’s broker, dealer commercial bank or other nominee to the exchange agent at the address set forth below:

The Exchange Agent for the Exchange Offer is:

HSBC Bank USA, N.A.

Corporate Trust & Loan Agency

One Hanson Place

Lower Level

Brooklyn, NY 11243

Attention: Paulette Shaw

Personal & Confidential

Ohio Casualty Corporation Offer to Exchange

By Facsimile Transmission (Eligible

Guarantor Institutions Only):

(718) 488-4488

Confirm by Telephone:

(718) 488-4475 or (800) 662-9844

Questions and requests for assistance or for additional copies of this Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

(800) 322-2885 (Toll Free)

Request for additional copies of the offering memorandum, or our 2003 Annual Report on Form 10-K and other documents incorporated into this offering memorandum by reference, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent or the exchange agent at the respective telephone numbers and addresses listed above.